   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 14, 1995

                                                        REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               IOMEGA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           --------------------------

                     DELAWARE                                   86-0385884
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR    (I.R.S. EMPLOYER IDENTIFICATION
                  ORGANIZATION)                                  NUMBER)

                           --------------------------

                     1821 WEST IOMEGA WAY, ROY, UTAH 84067
                                 (801) 778-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           --------------------------

                               LEONARD C. PURKIS
     SENIOR VICE PRESIDENT, FINANCE, CHIEF FINANCIAL OFFICER AND TREASURER
                               IOMEGA CORPORATION
                              1821 WEST IOMEGA WAY
                        ROY, UTAH 84067  (801) 778-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           --------------------------
                                   COPIES TO:

             PATRICK J. RONDEAU, ESQ.                              BROOKS STOUGH, ESQ.
              JONATHAN WOLFMAN, ESQ.                             ROBERT G. SPECKER, ESQ.
                  HALE AND DORR                                  GUNDERSON DETTMER STOUGH
                 60 State Street                           VILLENEUVE FRANKLIN & HACHIGIAN, LLP
           Boston, Massachusetts 02109                                600 Hansen Way
                  (617) 526-6000                               Palo Alto, California 94306
                                                                      (415) 843-0500

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            As soon as practicable after the effective date hereof.
                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box, and list the Securities Act registration statement number of earlier effective registration statement for the same offering.

                                      / /
                   ------------------------------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                                      / /
                   ------------------------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                      / /
                   ------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM
                                       AMOUNT TO      PROPOSED MAXIMUM     AGGREGATE
      TITLE OF EACH CLASS OF               BE          OFFERING PRICE       OFFERING         AMOUNT OF
   SECURITIES TO BE REGISTERED       REGISTERED (1)    PER SHARE (2)       PRICE (2)      REGISTRATION FEE
Common Stock, $.03 1/3 par value
 per share........................  6,037,500 shares     $16.35417       $98,738,301.37      $34,047.69

(1) Includes 787,500 shares which the Underwriters have the option to purchase from the Company to cover over-allotments, if any. See "Underwriting." Number of shares gives effect to the three-for-one stock split to be effected in January 1996.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon prices on the Nasdaq National Market on December 8, 1995 (as adjusted to give effect to the three-for-one stock split to be effected in January 1996).
                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 14, 1995
PROSPECTUS

                                5,250,000 SHARES
                               IOMEGA CORPORATION
                                  COMMON STOCK

    All of the shares of Common Stock offered hereby are being sold by the Company. The Common Stock is quoted on the Nasdaq National Market under the symbol IOMG. On December 13, 1995, the last reported sale price of the Common Stock on the Nasdaq National Market was $15.92 per share. See "Price Range of Common Stock and Dividend Policy."

                                 --------------

  THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                    BEGINNING ON PAGE 5 OF THIS PROSPECTUS.
                                 -------------
THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON  THE ACCURACY  OR ADEQUACY  OF THIS  PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    PRICE TO        UNDERWRITING      PROCEEDS TO
                                                     PUBLIC         DISCOUNT (1)      COMPANY (2)
Per Share.....................................         $                 $                 $
Total (3).....................................         $                 $                 $

(1) See "Underwriting" for indemnification arrangements with the Underwriters.

(2) Before deducting estimated expenses of $575,000 payable by the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 787,500 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price
    to Public, Underwriting Discount and Proceeds  to Company will be $        ,
    $      and $      , respectively. See "Underwriting."

                                 --------------

    The shares of Common Stock are offered by the Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for  delivery on or  about                , 1996 at  the office of  the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST                                          MONTGOMERY SECURITIES

           , 1996

    Iomega and Bernoulli are registered trademarks of the Company and Zip, Jaz, Ditto and the Iomega logo are trademarks of the Company. All other trademarks used are the property of their respective owners.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS," APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Iomega Corporation designs, manufactures and markets innovative data storage solutions, based on removable-media technology, that help personal computer users "manage their stuff." The Company's data storage solutions include disk drives marketed under the tradenames Zip and Jaz and a family of tape drives marketed under the tradename Ditto. The Company's Zip and Jaz disk drives are designed to provide users with the benefits of high capacity and rapid access generally associated with hard disk drives and the benefits of media removability generally associated with floppy disk drives, including expandable storage capacity and data transportability, management and security. The Company's Ditto tape drives primarily address the market for backup data storage. Iomega's objective is to establish its Zip, Jaz and Ditto products as industry-standard data storage solutions for personal computer users and to capture an increasing share of the overall personal computer data storage market.

    In recent years, advances in software, including memory-intensive graphical operating systems, integrated suites of word processing, spreadsheet and database applications, and multimedia applications, have dramatically increased the storage needs of personal computer users. In addition, data-intensive, multimedia files are increasingly being made available to personal computer users via on-line services and the Internet. Largely as a result of these trends, personal computer users increasingly need to expand the amount of their available primary storage, which is typically provided by a hard disk drive. Personal computer users are also increasingly seeking a reliable way to transport large files between computers (such as between a work and home computer), to organize and segregate files of different users of the same computer, to secure sensitive files from unauthorized viewing or modification, and to backup data. The Company believes that neither conventional hard disk drives nor floppy disk drives are capable of adequately addressing all of the information storage and management needs of personal computer users.

    The Company believes its Zip, Jaz and Ditto drives address emerging data storage needs and provide customers what they want at affordable price points. Designed as a mass-market product, the Zip drive is an affordable storage device for hard drive expansion, data transportability, management and security and data backup. The Zip drive provides hard drive-like performance and uses 100-megabyte ("MB") disks to provide 70 times the capacity of traditional floppy disks. The external model of the Zip drive is generally sold by retailers for under $200 and the 100-MB disks are typically sold for under $15 per disk in ten-packs. The Jaz drive, which features 1-gigabyte ("GB") removable disks and performance specifications comparable to most current hard disk drives, addresses the high-performance needs of personal computer users in three areas: multimedia applications (audio, video and graphics), personal data management and hard drive upgrade. The external model of the Jaz drive is expected to be sold by retailers for approximately $599, while the internal version is expected to be sold by retailers for approximately $499. Each 1-GB Jaz cartridge is expected to sell for approximately $99 in five-packs. The Company's Ditto family of tape drives addresses the need of personal computer users for an easy-to-use, dependable backup solution. The Company offers internal and external Ditto tape drives based on leading industry standards ranging in capacity from 420 MBs to
3.2 GBs (using data compression).

    The Company believes that broadening the distribution of its products through strategic alliances with a variety of companies within the computer industry is a crucial element in the Company's objective of establishing its products as industry standards. The Company has OEM arrangements with personal computer manufacturers such as Micron Electronics and Power Computing for the incorporation of Zip, Jaz or Ditto drives into their computers, and is seeking to establish additional OEM relationships. The Company has also entered into private or co-branding arrangements with several companies, including Reveal Computer Products, Maxell, Seiko Epson and Fuji, which are selling private or co-branded versions of Zip drives and disks. In addition, the Company's products are sold by most of the leading retailers of computer products in the United States, including Best Buy, Circuit City, CompUSA, Computer City, Electronics Boutique and PC Warehouse.

    During 1994 and 1995, the Company's new management led the Company through a significant restructuring and repositioned the Company as a customer-driven vendor to the broad personal computer market. The

Company's development and introduction of its new products over the last 18 months was facilitated by the experience in removable-media storage technology developed by the Company in connection with its Bernoulli disk drives, which were first introduced in 1982 and won numerous awards for design and performance.

                                  THE OFFERING

Common Stock offered by the Company..........  5,250,000 shares
Common Stock to be outstanding after the       63,677,559 shares (1)
  offering...................................
Use of proceeds..............................  Working capital and other general corporate purposes
Nasdaq National Market symbol................  IOMG

------------------------

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      NINE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,        ----------------------
                                                                ----------------------------------  OCTOBER 2,  OCTOBER 1,
                                                                   1992        1993        1994        1994        1995
                                                                ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
  Sales.......................................................  $  139,174  $  147,123  $  141,380  $  102,907  $  177,427
  Cost of sales...............................................      74,090      92,585      92,453      67,796     132,527
  Gross margin................................................      65,084      54,538      48,927      35,111      44,900
  Restructuring costs (reversal)..............................      --          14,131      (2,491)     --          --
  Operating income (loss).....................................       5,553     (17,427)       (882)     (3,146)     (1,282)
  Net income (loss)...........................................       4,671     (14,525)     (1,882)     (3,161)     (1,420)
  Net income (loss) per common share (2)                        $     0.08  $    (0.27) $    (0.03) $    (0.06) $    (0.02)
  Weighted average common shares outstanding (2)..............      60,795      54,318      55,419      55,380      57,132

                                                                                             OCTOBER 1, 1995
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(3)
                                                                                        ----------  --------------
BALANCE SHEET DATA:
  Cash, cash equivalents and temporary investments....................................  $   --       $     78,392
  Working capital.....................................................................      17,282         95,674
  Total assets........................................................................     147,639        226,031
  Stockholders' equity................................................................      51,668        130,060

------------------------
(1) Based upon number of shares outstanding as of November 30, 1995. Does not include 6,533,433 shares reserved for issuance upon the exercise of stock options outstanding as of November 30, 1995 at a weighted average exercise price of $1.40 per share.

(2) See Note 1 of Notes to Consolidated Financial Statements.

(3) Adjusted to reflect the sale of the 5,250,000 shares of Common Stock offered hereby at an assumed public offering price of $15.92 per share, after deducting the estimated underwriting discount and offering expenses.
                            ------------------------

    EXCEPT AS OTHERWISE NOTED, (I) ALL SHARE AND PER SHARE INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO THE FIVE-FOR-FOUR STOCK SPLIT (EFFECTED AS A 25% STOCK DIVIDEND) THAT OCCURRED IN NOVEMBER 1994 AND THE THREE-FOR-ONE STOCK SPLIT (EFFECTED AS A 200% STOCK DIVIDEND) THAT WILL OCCUR IN JANUARY 1996 AND (II) THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

    SHORTAGES OF CRITICAL COMPONENTS; ABSENCE OF SUPPLY CONTRACTS; DEPENDENCE ON SUPPLIERS. Many components incorporated in, or used in the manufacture of, the Company's products are currently only available from sole source suppliers. Moreover, the Company has experienced difficulty in the past, and expects to continue to experience difficulty in the future, in obtaining a sufficient supply of many key components. For example, many of the integrated circuits used in the Company's Zip and Jaz drives are currently available only from sole source suppliers. During 1995, the Company experienced disruption in its supply of certain of these integrated circuits due to industry-wide shortages. In addition, the Company has been advised by certain sole source suppliers, including the manufacturers of critical integrated circuits, that they do not anticipate being able to fully satisfy the Company's demand for components during 1996. Component shortages in 1995 limited the Company's ability to produce sufficient Zip drives to meet market demand and limited the Company's ability to implement certain cost reduction and productivity improvement plans, and the Company expects that the shortage of components may limit production of Zip and Jaz products for the foreseeable future. The Company also experienced difficulty during 1995 in obtaining a sufficient supply of the servowriting equipment used in the manufacture of Zip disks. Such equipment shortages in 1995 limited the Company's production of Zip disks, and there can be no assurance that similar equipment shortages will not occur in the future.

    The Company purchases all of its sole and limited source components and equipment pursuant to purchase orders placed from time to time and has no guaranteed supply arrangements. The inability to obtain sufficient components and equipment, to obtain or develop alternative sources of supply at competitive prices and quality, or to avoid manufacturing delays could prevent the Company from producing sufficient quantities of its products to satisfy market demand, result in delays in product shipments, increase the Company's material or manufacturing costs or cause an imbalance in the inventory level of certain components. Moreover, difficulties in obtaining sufficient components may cause the Company to modify the design of its products to use a more readily available component, and such design modifications may result in product performance problems. Any or all of these problems could in turn result in the loss of customers, provide an opportunity for competing products to achieve market acceptance and otherwise adversely affect the Company's business and financial results. See "Business--Manufacturing."

    UNCERTAINTY OF MARKET ACCEPTANCE OF ZIP AND JAZ. The Company's future success will depend in large part upon market acceptance of its Zip and Jaz products and upon the Company's ability to establish its Zip and Jaz products as industry standards. However, no new type of read/writable data storage device has achieved widespread market acceptance in recent years and there can be no assurance that Zip and Jaz will achieve widespread market acceptance. The extent to which Zip and Jaz achieve a significant market presence will depend upon a number of factors, including the price, performance and other characteristics of competing solutions introduced by other vendors, the timing of the introduction of such solutions, and the success of the Company in establishing OEM arrangements for Zip and Jaz with leading personal computer manufacturers. There can be no assurance that the Company will be successful in satisfying any of these factors. In addition, the two formats of removable-media storage which have gained widespread market acceptance to date--floppy disk drives and CD-ROM drives--are both used by software manufacturers as a means of software distribution. The Company's products are not used for software distribution, and the Company does not expect that its products will be so used. The failure of Zip and Jaz to achieve widespread commercial acceptance would have a material adverse effect on the Company's business.

    RECENT INTRODUCTION OF ZIP AND JAZ. Zip products accounted for a majority of the Company's sales in 1995 and the Company expects that sales of Zip and Jaz products will account for a substantial majority of the Company's sales in 1996. The Company's Zip products commenced commercial shipment in March 1995. Although sales of Zip products were a significant reason for the Company's revenue growth during 1995, such sales may be attributable in large part to the novelty of the product and the initial publicity surrounding the introduction of Zip, and may not be indicative of the long-term demand for the product. As a result of its recent introduction, it is difficult to accurately assess the size and characteristics of the market for Zip, the extent of the market demand for Zip and the competition that Zip will confront. Accordingly, investors should not assume that the sales growth experienced by the Company in 1995 is an indication of future sales.

    The Company began shipping Jaz drives and disks in limited quantities in December 1995. As is the case with Zip, the Company cannot yet accurately assess the market for Jaz or the competition it will confront. There can be no assurance that the Company will not experience problems or delays as it begins to manufacture and ship Jaz products in volume, and investors should not assume Jaz will receive the initial market acceptance that Zip has experienced. Moreover, the Jaz drive incorporates hard disk technology that has not previously been used in a removable-media cartridge drive with similar performance characteristics. Any performance problems with the Jaz drive, or any of the Company's other products, could result in returns of the Company's products or otherwise have a material adverse effect on the Company.

    RISKS ASSOCIATED WITH GROWTH OF BUSINESS. The Company's business has grown significantly in the past year, with sales increasing from $35.5 million in the third quarter of 1994 to $84.7 million in the third quarter of 1995. Moreover, the Company has significantly restructured its business over the past two years, introducing the Zip drive in March 1995, the Jaz drive in December 1995 and several new Ditto products during 1995. Products introduced since January 1, 1995 now generate the substantial majority of the Company's sales. The growth and restructuring of the Company's business has placed significant demands on the infrastructure and management of the Company. For example, throughout 1995, demand for the Company's products, particularly its Zip disk drives, exceeded the Company's manufacturing capacity. In addition, this business growth and restructuring have resulted in additional personnel needs and an increased level of responsibility for management personnel. To manage its growth effectively, the Company will be required to continue to expand and improve its internal operations (including manufacturing, logistics, product development, management information systems and sales and marketing) and to expand and manage its employee base. The Company will also be required to effectively expand and manage the independent contractors which the Company intends to use to manufacture a majority of its products in the future. The Company's inability to manage growth effectively could have a material adverse effect on the Company's operating results.

    COMPETITION. The data storage industry is highly competitive. The Company believes that its Zip and Jaz products compete most directly with other removable-media data storage devices, such as magnetic cartridge disk drives offered by Syquest Technology, optical disk drives and "floptical" disk drives. Although the Company believes that its Zip and Jaz products offer price, performance and certain other advantages over most other removable-media storage devices available today, the Company believes that the price/performance levels of existing removable-media products will improve and that other companies will introduce new removable-media storage devices. Accordingly, the Company believes its Zip and Jaz products will face increasingly intense competition. In particular, a consortium comprised of Compaq Computer, 3M and MKE has announced the Floptical 120, a high-capacity floptical drive that is compatible with conventional floppy disks. If successfully introduced, Floptical 120 would directly compete with Zip. In addition, to the extent that Zip and Jaz drives are used for incremental primary storage capacity, they also compete with conventional hard disk drives. Also, the leading suppliers of conventional hard disk drives could at any time determine to enter the removable-media storage market.

    As new and competing removable-media storage solutions are introduced, it is possible that the first such solution to achieve a significant market presence will emerge as an industry standard and achieve a dominant market position. If such is the case, there can be no assurance that the Company's products would achieve significant market acceptance, particularly given the Company's size and market position vis-a-vis other competitors.

    The Company's Ditto products compete with tape drives from companies such as Conner Peripherals, Inc. and Colorado Memory Systems, a division of Hewlett-Packard, as well as vendors of other backup storage devices. The Company may also compete in both the removable disk drive and the tape market with licensees of the Company's products. Many of the Company's current and potential competitors have significantly greater financial, manufacturing and marketing resources than the Company. There can be no assurance that the

Company will be able to compete successfully against current and future sources of competition or that the competitive pressures faced by the Company will not adversely affect the Company's operating results. See "Business--Competition."

    TECHNOLOGICAL CHANGE AND NEW PRODUCTS. The Company operates in an industry that is subject to both rapid technological change and rapid change in consumer demands. For example, over the last 10 years the typical hard disk drive included in a new personal computer has increased in capacity from approximately 40 MBs to 1 GB or more, while the price of a hard disk drive has remained constant or even decreased. The Company's future success will depend in significant part on its ability to continually develop and introduce, in a timely manner, new removable disk drives and tape products with improved features, and to develop and manufacture those new products within a cost structure that enables the Company to sell such products at lower prices than those of comparable products today. There can be no assurance that the Company will be successful in developing, manufacturing and marketing new and enhanced products that meet both the performance and price demands of the data storage market. See "Business--Product Development."

    DEPENDENCE ON STRATEGIC MARKETING ALLIANCES. The Company's business strategy depends in significant part on establishing successful strategic alliances with a variety of key companies within the computer industry. Among the types of alliances contemplated by the Company's business strategy are: OEM arrangements with personal computer manufacturers that will include Zip, Jaz and Ditto products as a standard feature or factory-installed option in their personal computers; reseller arrangements (including private and co-branding arrangements) with major vendors of computer products covering the resale of the Company's products by such companies; and licensing arrangements under which the Company grants certain computer manufacturers on a royalty-bearing basis the right to manufacture and sell Zip, Jaz and Ditto drives or media. The Company is a party to several such strategic alliances, is currently in the process of negotiating additional strategic alliances, and expects to continue to establish strategic alliances of this nature in the future. Most of the strategic alliances to which the Company is now a party have been established only recently, and there can be no assurance that such relationships will produce the benefits anticipated by the Company. Moreover, the Company believes that establishing additional strategic alliances (especially OEM arrangements) is critical to the success of its business, and there can be no assurance that the Company will be successful in doing so. In addition, the Company's strategic alliances are generally not covered by binding contracts and may be subject to unilateral termination by the Company's strategic partners, and also may require the Company to share control over its manufacturing and marketing programs and technologies. See "Business--Company Strategy--Broadening Distribution Through Strategic Alliances," "Business--Marketing and Sales."

    RELIANCE ON CONTRACT MANUFACTURING RELATIONSHIPS. The Company plans to use independent parties to manufacture for the Company, on a contract basis, a majority of the Company's products in the future. The Company currently has manufacturing relationships with Seiko Epson (Zip drives), MegaMedia Computer (Zip disks), Sequel Computer Systems (Jaz drives) and First Engineering Plastics (Ditto drives). There can be no assurance that the Company will be successful in maintaining such relationships or in establishing additional relationships in the future, or in managing such manufacturing relationships. The Company's manufacturing relationships are generally not covered by binding contracts and may be subject to unilateral termination by the Company's manufacturing partner. Moreover, there can be no assurance that third-party manufacturers will be able to meet the Company's quantity or quality requirements for manufactured products. See "Business-- Manufacturing."

    RECENT OPERATING LOSSES; QUARTERLY FLUCTUATIONS IN OPERATING RESULTS. The Company incurred net losses in 1993 and 1994, as well as in the first two quarters of 1995. Although the Company was profitable in the third quarter of 1995, there can be no assurance it will be able to remain profitable in the future. In addition, the Company has experienced and may experience in the future significant fluctuations in its quarterly operating results. Factors such as price reductions, the introduction and market acceptance of new products, product returns, the availability of critical components and the lower gross margins associated with the Company's newly introduced products could contribute to this quarterly variability. Moreover, the Company's expense levels are based in part on expectations of future sales levels, and a shortfall in expected sales could therefore result in a disproportionate decrease in the Company's net income. As a result of these and other factors, it is likely that in some future period the Company's operating results will be below the expectations of investors, which would be likely to result in a significant reduction in the market price of the Common Stock. In light of the Company's revenue growth in 1995 and the change in the nature of its business over the past year, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    FUTURE CAPITAL NEEDS. As of October 1, 1995, the Company had no cash or cash equivalents on hand. During the nine months ended October 1, 1995, the Company used $21.8 million in operating activities and an additional $24.2 million in the purchase of equipment and leasehold improvements. Although the Company expects the proceeds of this offering, together with current sources of financing available to the Company, will be sufficient to fund the Company's operations through 1996, the Company may require additional funds during 1996 or thereafter to finance its operations. The precise amount and timing of the Company's funding needs cannot be determined at this time, and will depend upon a number of factors, including the market demand for the Company's products, the availability of critical components, the Company's strategic alliances for the manufacture of its products, the progress of the Company's product development efforts and the Company's inventory management. There can be no assurance that funds required by the Company in the future will be available on terms satisfactory to the Company. The inability to obtain needed funding on satisfactory terms would have a material adverse effect on the Company's business and financial results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    DEPENDENCE  ON  PROPRIETARY TECHNOLOGY.   The  Company's success  is heavily
dependent upon the establishment and maintenance of proprietary technologies. The Company relies on a combination of patent, copyright and trade secret law to protect the technology in its Zip, Jaz and Ditto drives and cartridges. Although the Company has filed over 40 U.S. and foreign patent applications relating to its Zip and Jaz drives and disks, no such patents have as yet been issued and there can be no assurance that they will issue in the future. There can be no assurance that the steps taken by the Company to protect its technology will be adequate to prevent misappropriation of its technology by third parties, or that third parties will not be able to independently develop similar technology. In particular, if another party were to succeed in producing and selling Zip or Jaz-compatible disks, the Company's sales would be materially adversely affected. Moreover, because the Company's Zip and Jaz disks have significantly higher gross margins than the Zip and Jaz drives, the Company's net income would be disproportionately affected by any such sales shortfall.

    From time to time the Company receives notices alleging that the Company's products infringe third party proprietary rights. Patent and similar litigation frequently is complex and expensive and its outcome can be difficult to predict. There can be no assurance that the Company will prevail in any proceedings that may be commenced against the Company. In addition, certain technology used in the Company's products is licensed from third parties. The termination of any such license arrangements could have a material adverse effect on the Company's business and financial results. See "Business--Proprietary Rights."

    INTERNATIONAL OPERATIONS. International sales generated a significant portion of the Company's sales in 1994 and 1995 and the Company expects international sales to continue to comprise a significant percentage of its total sales in the future. The international portion of the Company's business is subject to a number of inherent risks, including difficulties in building and managing foreign operations and foreign reseller networks, the differing product needs of foreign customers, fluctuations in the value of foreign currencies, import/export duties and quotas, and unexpected regulatory, economic or political changes in foreign markets. Moreover, the Company relies on foreign companies for the supply of certain critical components and is increasingly relying on foreign companies for the manufacture of certain of its products, and these relationships may be subject to some of the same risks affecting its international sales. There can be no assurance that these factors will not adversely affect the Company's international sales or its overall financial performance.

    The Company's international sales are predominantly denominated in foreign currencies. Accordingly, a decrease in the value of foreign currencies relative to the U.S. dollar could result in a significant decrease in U.S. dollar revenues received by the Company for its international sales. Due to the number of currencies involved in the Company's international sales and the volatility of foreign currency exchange rates, the Company cannot predict the effect of exchange rate fluctuations on future operating results. The Company enters into forward exchange contracts to sell foreign currencies as a means of hedging its currency translation exposure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to Consolidated Financial Statements.

    DEPENDENCE ON KEY PERSONNEL. The Company's success will depend in large part upon the services of a number of key employees, including Kim B. Edwards, its President and Chief Executive Officer. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company's success will also depend in significant part upon its ability to attract and retain highly-skilled management and other personnel. Competition for such personnel in the computer industry is intense, and the Company has from time to time experienced difficulty in finding sufficient numbers of qualified professional and production personnel in the greater Salt Lake City area. There can be no assurance that the Company will be successful in attracting and retaining the quantity and quality of personnel that it needs.

    STOCK MARKET VOLATILITY. There has been significant volatility in the market price of securities of technology-based companies similar in size to the Company. Factors such as announcements of new products by the Company or its competitors, variations in the Company's quarterly operating results, or general economic or stock market conditions unrelated to the Company's operating performance may have a significant impact on the market price of the Common Stock. In addition, the Company believes that electronic bulletin board postings regarding the Company on America Online and other similar services, certain of which have in the past contained false information about Company developments, including quotes falsely attributed to executive officers of the Company, have in the past and may in the future contribute to volatility in the market price of the Common Stock. Any information concerning the Company, including without limitation projections of future operating results, appearing in such on-line bulletin boards or otherwise emanating from a source other than the Company should not be relied upon as having been supplied or endorsed by the Company. See "Price Range of Common Stock and Dividend Policy."

    DILUTION. The net tangible book value of the Common Stock as of October 1, 1995 was $0.90 per share. Investors purchasing shares of Common Stock in this offering will suffer immediate and substantial dilution.

    ANTI-TAKEOVER  EFFECT  OF  CERTAIN  CHARTER  AND  BY-LAW  PROVISIONS.    The
Company's Certificate of Incorporation and By-laws contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. See "Description of Capital Stock."

                                  THE COMPANY

    Iomega Corporation was incorporated in Delaware in 1980. The Company's principal executive offices are located at 1821 West Iomega Way, Roy, Utah 84067, and its telephone number is (801) 778-1000. As used in this Prospectus, the terms the "Company" and "Iomega" refer to Iomega Corporation and its wholly owned subsidiaries, unless the context otherwise requires.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby at an estimated public offering price of $15.92 per share are estimated to be $78,392,000 ($90,237,000 if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discount and offering expenses.

    The Company intends to use the net proceeds primarily for working capital needs and general corporate purposes. In particular, the net proceeds will be used to expand manufacturing capacity, fund sales and marketing and research and development activities, purchase capital equipment, and finance increases in accounts receivable and inventory that may result from continued growth in the Company's business. The amounts actually expended by the Company for working capital purposes will vary significantly depending upon a number of factors, including the market demand for the Company's products, the availability of critical components, the Company's strategic alliances for the manufacture of its products, the progress of the Company's product development efforts and the Company's inventory management. The Company may also use a portion of the net proceeds to reduce amounts outstanding under its loan agreements, which have been used for working capital purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a description of the Company's loan agreements.

    The Company may also use a portion of the net proceeds to make one or more acquisitions of businesses, products or technologies which enhance or broaden the Company's current product offerings. However, the Company has no specific agreements or commitments and is not currently engaged in any negotiations for any such acquisition.

    Pending the uses described above, the net proceeds will be invested in short-term, investment-grade, interest-bearing securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Company's Common Stock is traded on the Nasdaq National Market under the symbol IOMG. The following table sets forth for the periods indicated the high and low sales prices per share of the Common Stock as reported on the Nasdaq National Market.

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
1993
-----------------------------------------------------------------------------------------------
First Quarter..................................................................................  $    2.20  $    1.03
Second Quarter.................................................................................       1.37       1.00
Third Quarter..................................................................................       1.13       0.67
Fourth Quarter.................................................................................       1.17       0.63

1994
-----------------------------------------------------------------------------------------------
First Quarter..................................................................................       0.83       0.60
Second Quarter.................................................................................       0.70       0.53
Third Quarter..................................................................................       1.07       0.70
Fourth Quarter.................................................................................       1.50       0.77
1995
-----------------------------------------------------------------------------------------------
First Quarter..................................................................................       2.61       1.08
Second Quarter.................................................................................       8.71       2.33
Third Quarter..................................................................................      10.00       6.79
Fourth Quarter (through December 13, 1995).....................................................      17.92       5.50

    The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business. The Company's loan agreement with Wells Fargo Bank, N.A. ("Wells Fargo"), prohibits the payment of dividends without the prior written consent of the bank.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of October 1, 1995 and as adjusted to give effect to the sale by the Company of the 5,250,000 shares of Common Stock offered hereby, at an assumed public offering price of $15.92 per share, after deducting the estimated underwriting discount and offering expenses.

                                                                                               OCTOBER 1, 1995
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
Stockholders' equity:
  Preferred Stock, $.01 par value;
   4,750,000 shares authorized; no
   shares outstanding.....................................................................  $  --       $  --
  Series C Junior Participating Preferred
   Stock, $.01 par value; 250,000 shares
   authorized; no shares outstanding......................................................     --          --
  Common Stock, $.03 1/3 par value;
   150,000,000 shares authorized; 58,295,028
   shares outstanding (actual); 63,545,028 shares
   outstanding (as adjusted) (1)..........................................................      1,944       2,119
  Additional paid-in capital..............................................................     50,394     128,611
  Retained earnings.......................................................................       (670)       (670)
                                                                                            ---------  -----------
    Total stockholders' equity............................................................     51,668     130,060
                                                                                            ---------  -----------
    Total capitalization..................................................................  $  51,668   $ 130,060
                                                                                            ---------  -----------
                                                                                            ---------  -----------

------------------------
(1) Number of authorized shares gives effect to a proposed amendment to the Certificate of Incorporation increasing the number of authorized shares of Common Stock from 30,000,000 to 150,000,000. Numbers of outstanding shares give effect to the three-for-one stock split (effected as a 200% stock dividend) that will occur in January 1996, and excludes an aggregate of 6,454,050 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding as of October 1, 1995.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial data of the Company for and as of the years ended December 31, 1990, 1991, 1992, 1993 and 1994 and for and as of the nine months ended October 2, 1994 and October 1, 1995. The selected consolidated financial data for and as of the years ended December 31, 1990, 1991, 1992, 1993 and 1994 have been derived from the Company's consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports. The selected consolidated financial data for and as of the nine months ended October 2, 1994 and October 1, 1995 have been derived from the Company's unaudited consolidated financial statements which, in the opinion of management of the Company, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations and financial position for and as of these periods. Operating results for the nine months ended October 1, 1995 are not necessarily indicative of the results to be expected for the entire year. These data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                                    NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                 --------------------
                                            -----------------------------------------------------   OCT. 2,    OCT. 1,
                                              1990       1991       1992       1993       1994       1994       1995
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales.....................................  $ 120,442  $ 136,566  $ 139,174  $ 147,123  $ 141,380  $ 102,907  $ 177,427
  Cost of sales...........................     62,232     68,404     74,090     92,585     92,453     67,796    132,527
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross margin..........................     58,210     68,162     65,084     54,538     48,927     35,111     44,900
Operating expenses:
  Selling, general and administrative.....     31,378     34,323     37,572     38,862     36,862     27,061     33,389
  Research and development................     13,009     17,939     21,959     18,972     15,438     11,196     12,793
  Restructuring costs (reversal)..........     --         --         --         14,131     (2,491)    --         --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses..............     44,387     52,262     59,531     71,965     49,809     38,257     46,182
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)...................     13,823     15,900      5,553    (17,427)      (882)    (3,146)    (1,282)
Interest and other income (expense).......      1,719      1,661        592        771        908      1,259       (305)
Income (loss) before income taxes and
 cumulative effect of accounting change...     15,542     17,561      6,145    (16,656)        26     (1,887)    (1,587)
Benefit (provision) for income taxes
 (1)......................................     (1,584)    (5,236)    (1,474)      (206)    (1,908)    (1,274)       167
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) before cumulative effect
 of accounting change (1).................     13,958     12,325      4,671    (16,862)    (1,882)    (3,161)    (1,420)
Cumulative effect of accounting change
 (1)......................................     --         --         --          2,337     --         --         --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).........................  $  13,958  $  12,325  $   4,671  $ (14,525) $  (1,882) $  (3,161) $  (1,420)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per common share (2)....  $    0.23  $    0.20  $    0.08  $   (0.27) $   (0.03) $   (0.06) $   (0.02)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common shares outstanding
 (2)......................................     61,488     61,767     60,795     54,318     55,419     55,380     57,132

                                                                             DECEMBER 31,
                                                         -----------------------------------------------------  OCTOBER 1,
                                                           1990       1991       1992       1993       1994        1995
                                                         ---------  ---------  ---------  ---------  ---------  -----------
                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and temporary investments.......  $  29,107  $  31,611  $  19,691  $  18,804  $  19,793   $  --
Working capital........................................     36,107     43,165     35,038     30,550     34,818      17,282
Total assets...........................................     72,780     87,046     86,955     81,089     75,833     147,639
Stockholders' equity...................................     53,569     64,845     65,024     51,090     49,063      51,668

------------------------------
(1)  See Note 3 of Notes to Consolidated Financial Statements.

(2)  See Note 1 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  BACKGROUND

    The Company's business has undergone a significant transition over the past three years. During 1993, the Company recorded $14.1 million in restructuring costs relating to the write-off of certain assets and the establishment of accruals and reserves for future restructuring of the Company's business, including the disposal of a portion of the Company's research and development operations, workforce reductions and other consolidation of operations, and other restructuring actions necessary to make the Company more customer-driven. These restructuring reserves and accruals totaled approximately $11.5 million at December 31, 1993.

    1994 was a year of transition for the Company as operations were restructured and redirected towards new development and marketing activities. On January 1, 1994, Mr. Edwards joined the Company as President and Chief Executive Officer. During the first quarter of 1994, the Company sold its thin-film head development operations and discontinued its Floptical development operations. During the third quarter of 1994, the Company sold certain assets of its Floptical development operations and also abandoned a Bernoulli-type product in the development stage. During the fourth quarter of 1994, the Company disposed of tooling and other manufacturing equipment which had become obsolete due to product design changes to make the Company's products more consumer friendly. The Company also reduced its workforce and paid out severance and outplacement costs in connection with two reductions in workforce, one of which occurred in January 1994 and the other in June 1994. These actions were included in the 1993 restructuring accruals and therefore had no impact on 1994 results of operations.

    In addition to restructuring and streamlining much of its historical business during 1994, the Company took several steps towards introducing the products that are currently generating most of the Company's revenues. In 1994, the Company began the consumer research and product development efforts that would lead to the introduction of its Zip disk drive, which was announced in October 1994. The Company also began the development work that would culminate in the Jaz drive. In addition, the Company successfully expanded and enhanced its family of tape drives in 1994, adopting the Ditto name for the first time and introducing the Ditto 420.

    The Company's efforts during 1994 began to yield results in 1995. The Zip drive began commercial shipment in March 1995. The Jaz drive began commercial shipment in December 1995. The Company continued to enhance its tape drive family in 1995, introducing the Ditto Easy 800 and the Ditto 3200. As a result of these new products, the Company's sales increased from $40.1 million in the first quarter of 1995 to $84.7 million in the third quarter of 1995.

    In 1994, Bernoulli products accounted for almost two-thirds of the Company's sales, with Ditto products accounting for most of the balance. For the nine months ended October 1, 1995, Zip was the Company's largest selling product line, with Bernoulli products accounting for only approximately one-quarter of the Company's sales. The Company expects that Zip and Jaz products will account for a substantial majority of its sales in 1996.

  FUTURE OPERATING RESULTS

    Because the Company is relying on its Zip and Jaz products for the substantial majority of its sales in 1996, the Company's future operating results will depend in large part on the ability of those products to attain widespread market acceptance. Although the Company believes there is a market demand for new personal computer data storage solutions, there can be no assurance that the Company will be successful in establishing Zip and Jaz as accepted solutions for that market need. The extent to which Zip and Jaz achieve a significant market presence will depend upon a number of factors, including the price, performance and other characteristics of competing solutions introduced by other vendors, the timing of the introduction of such solutions, and the success of the Company in establishing OEM arrangements for Zip and Jaz with leading personal computer manufacturers. In addition, the component shortages confronting the Company could continue to limit the

Company's sales and provide an opportunity for competing products to achieve market acceptance. See "Risk Factors--Uncertainty of Market Acceptance of Zip and Jaz", "--Competition" and "--Shortages of Critical Components; Absence of Supply Contracts; Dependence on Suppliers."

    A number of elements of the Company's business strategy may also directly impact the Company's future operating results. Because the Company's marketing strategy is based in significant part on generating consumer awareness of and demand for its products, to help them achieve market acceptance as quickly as possible, the Company plans to incur increased marketing and advertising expenses in 1996. In addition, a critical element of the Company's distribution strategy is the establishment of OEM arrangements for Zip and Jaz, and OEM sales generally provide lower gross margins than sales to other channels. Moreover, reductions in the prices of the Company's Zip, Jaz and Ditto products would likely have an adverse effect on gross margins for those products.

    An important element of the Company's business strategy is maximizing sales of its proprietary Zip and Jaz disks, which generate significantly higher margins than its disk drives. If this strategy is not successful, either because the Company does not establish a sufficiently large installed base of Zip and Jaz drives, because another party succeeds in producing disks that are compatible with Zip and Jaz drives without infringing the Company's proprietary rights, or for any other reason, the Company's sales would be adversely affected, and its net income would be disproportionately adversely affected.

    Although sales of Zip products were a significant reason for the Company's revenue growth during 1995, such sales may be attributable in large part to the novelty of the product and the initial publicity surrounding the introduction of Zip, and may not be indicative of the long-term demand for the product. Accordingly, investors should not assume that the sales growth experienced by the Company in 1995 is an indication of future sales. Moreover, in light of the Company's revenue growth in 1995 and the change in the nature of its business over the past year, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful.

    The Company's international sales are predominantly denominated in foreign currencies. The Company enters into forward exchange contracts to sell foreign currencies as a means of hedging its foreign operating cash flows. Fluctuations in the value of foreign currencies relative to the U.S. dollar would result in foreign currency gains and losses.

    The Company believes its business is subject to seasonal fluctuations, with the majority of its sales and net income generated in the third and fourth quarters.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain financial data as a percentage of sales for the years ended December 31, 1992, 1993 and 1994 and the nine months ended October 2, 1994 and October 1, 1995:

                                                                                  PERCENTAGE OF SALES
                                                             --------------------------------------------------------------
                                                                                                      NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,         ------------------------
                                                             ------------------------------------    OCT. 2,      OCT. 1,
                                                                1992        1993         1994         1994         1995
                                                             ----------  -----------  -----------  -----------  -----------
Sales......................................................      100.0%      100.0%       100.0%       100.0%       100.0%
Cost of sales..............................................       53.2        62.9         65.4         65.9         74.7
                                                                 -----       -----        -----        -----        -----
  Gross margin.............................................       46.8        37.1         34.6         34.1         25.3
                                                                 -----       -----        -----        -----        -----
Operating expenses:
  Selling, general and administrative......................       27.0        26.4         26.1         26.3         18.8
  Research and development.................................       15.8        12.9         10.9         10.9          7.2
  Restructuring costs (reversal)...........................      --            9.6         (1.8)       --           --
                                                                 -----       -----        -----        -----        -----
    Total operating expenses...............................       42.8        48.9         35.2         37.2         26.0
                                                                 -----       -----        -----        -----        -----
Operating income (loss)....................................        4.0       (11.8)        (0.6)        (3.1)        (0.7)
Interest and other income (expense)........................        0.4         0.5          0.6          1.2         (0.2)
                                                                 -----       -----        -----        -----        -----
Income (loss) before income taxes and cumulative effect of
 accounting change.........................................        4.4       (11.3)       --            (1.9)        (0.9)
Benefit (provision) for income taxes.......................      (1.0)        (0.2)        (1.3)        (1.2)         0.1
                                                                 -----       -----        -----        -----        -----
Net income (loss) before cumulative effect of accounting
 change....................................................        3.4       (11.5)        (1.3)        (3.1)        (0.8)
Cumulative effect of accounting change.....................      --            1.6        --           --           --
                                                                 -----       -----        -----        -----        -----
Net income (loss)..........................................        3.4%       (9.9)%       (1.3)%       (3.1)%       (0.8)%
                                                                 -----       -----        -----        -----        -----
                                                                 -----       -----        -----        -----        -----

  NINE MONTHS ENDED OCTOBER 1, 1995 AS COMPARED TO NINE MONTHS ENDED OCTOBER 2, 1994

    SALES. Sales for the nine months ended October 1, 1995 increased by $74.5 million, or 72%, when compared to the corresponding period of 1994. The positive sales results were due to the introduction of the Zip product line, which began shipping at the end of the first quarter of 1995, and increased sales of Ditto tape products. These increased sales were partially offset by the expected decline in the sales of Bernoulli products. International sales, primarily to customers located in Europe, represented 25.2% of sales for the nine-month period ended October 1, 1995, compared to 32.9% for the corresponding period of 1994. Management expects increased sales of Zip and Ditto products in the fourth quarter of 1995. These increases are expected to be partially offset by declines in Bernoulli product sales. However, the Company is experiencing component shortages which may continue to limit production. There can be no assurance that future sales will materialize as expected.

    GROSS MARGIN. The Company's gross margin percentages for the nine-month period ended October 1, 1995 was 25.3%, compared to 34.1% for the comparable period of 1994. The decline in gross margin percentage is due to a shift in product mix from higher margin Bernoulli products to lower margin Ditto and Zip products. Gross margins thus far in 1995 have also been negatively impacted by start-up costs related to the Zip and Jaz products. The third quarter gross margin percentage of 25.4% represented an improvement over the second quarter gross margin percentage of 22.2%. This improvement is primarily due to the impact of increased sales of Zip disks, which more than offset the decline in higher margin Bernoulli sales.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses represented 18.8% of sales for the first nine months of 1995, compared to 26.3% for the same period of 1994. The decline in percentage is due to the increased sales volume in 1995. The actual selling, general and administrative expenses increased by $6.3 million for the nine-month period ended October 1, 1995 as compared to the prior year period. The increased expenses were primarily the result of advertising expenses incurred to launch new products, variable selling expenses, and increased salaries and wages resulting from increased headcount in all areas of sales, marketing and administration. Management expects selling, general and administrative expenses to increase further in the fourth quarter of 1995 due to additional advertising expenses, trade show expenses, and payroll-related costs.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were 7.2% of sales for the nine-month period ended October 1, 1995, compared to 10.9% for the nine-month period ended October 2, 1994. The decline in percentages is due to the increased sales volumes in 1995. The actual research and development expenses have increased by $1.6 million for the first nine months of 1995 compared to the same period of 1994. This increase was primarily the result of expenditures related to the development of the Zip, Ditto and Jaz products. Management expects continued increases in research and development expenses in the fourth quarter of 1995 as the result of the resources needed for future product development and enhancement.

    OTHER. During the first quarter of 1995, the Company recorded a net foreign currency loss of $1.0 million as a result of the U.S. dollar weakening against European currencies. The majority of this decline took place in March. The Company also recorded interest expense of approximately $0.5 million, primarily in the third quarter of 1995. These expenses have been partially offset by interest income, royalties and other income.

    For the first nine months of 1995, the Company recorded a tax benefit of $0.2 million representing 10.5% of the pre-tax loss for the period. The Company expects the effective income tax rate to increase in the future to the statutory rate of 34% for federal income tax and approximately 5% for state income taxes. The timing of the rate increase will depend on future taxable income and the utilization of available tax credits.

1994 AS COMPARED TO 1993

    Sales decreased by 4% in 1994 when compared to 1993. Significant declines in sales of 5 1/4-inch 44- and 90-MB Bernoulli drive products were partially offset by increased sales of 5 1/4-inch 150- and 230-MB Bernoulli drive products. Bernoulli drive sales dollars in total declined in 1994 as compared to 1993. Unit sales of Bernoulli drives were relatively flat in 1994 versus 1993, but price reductions resulted in lower sales dollars. Bernoulli disk sales also declined in 1994 as compared to 1993 in both dollars and units. These declines in Bernoulli sales were partially offset by increased sales of tape products. Tape drive unit sales doubled in 1994 as compared to 1993, while sales dollars increased at a slightly lower rate due to a lower average price on tape products in 1994. Sales of the Company's SyQuest-compatible removable hard disk cartridges (which have been discontinued) increased in 1994, which offset a decline in Floptical product sales.

    Sales to the U.S. market declined in 1994 when compared to 1993 as a result of decreasing sales of Bernoulli products, which were only partially offset by increases in tape product sales. International sales, including export sales, increased by approximately 25% and represented 37% of total consolidated sales in 1994 compared to 28% in 1993. Substantial increases in sales of tape products in Europe were the primary reason for the increased sales in the international channels.

    Cost of sales increased as a percentage of sales from 62.9% in 1993 to 65.4% in 1994. The decline in the gross margin percentage was partially due to a higher mix of tape products which have lower gross margins than the Bernoulli products. In addition, all product lines continued to experience competitive price pressures which resulted in lower selling prices in 1994 when compared to 1993. Partially offsetting these factors, both the Bernoulli and tape product lines benefitted from significant production cost reductions which were realized throughout 1994.

    Selling, general and administrative expenses decreased by $2.0 million and decreased slightly as a percentage of sales from 26.4% to 26.1%. Decreases in selling, general and administrative expenses resulted from restructuring actions which occurred in January and June of 1994, including the closing down of the Floptical product line, as well as streamlining operations in both the U.S. and Europe. Sales and marketing expenses were increased in the latter part of 1994 to introduce the Zip product line and to reposition the Company's marketing strategy worldwide. In addition, selling, general and administrative expenses increased in 1994 due to the payment of management bonuses.

    Research and development expenses decreased by $3.5 million and declined as a percentage of sales from 12.9% in 1993 to 10.9% in 1994. The major decline in research and development expenses resulted from the sale of the Company's thin film head development operation located in Fremont, California in the first quarter of 1994 and from closing its Floptical development laboratory located in Boulder, Colorado in the first quarter of 1994. Offsetting these decreases were increased development spending on the Company's tape product line and development costs for the Company's Zip product line.

    The Company's operating expenses were reduced in 1994 due to the reversal of restructuring reserves totaling $2.5 million. The Company had previously recorded restructuring reserves totaling $11.5 million at December 31, 1993. During 1993 and 1994, the Company effected most of the restructuring actions that had been planned, but due to changing conditions, it elected to change the scope and focus of other previously planned activities. As a result, the Company no longer required $2.5 million of the previously recorded reserves and reversed the unneeded reserves in the fourth quarter of 1994. The Company had no remaining restructuring reserves on its balance sheet at December 31, 1994.

    Interest income increased by $0.3 million in 1994 as compared to 1993 due to a slight increase in cash and temporary investments, as well as higher interest rates earned on available balances. Other income consisted primarily of royalties received, offset in part by losses incurred on the writedown of computer systems and foreign currency losses.

    In 1993, the Company increased its deferred tax assets as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). The deferred tax assets net value at December 31, 1993 was $5.0 million. The realizability of deferred tax assets were reevaluated throughout 1994 in light of changing business conditions and uncertainties regarding previously contemplated strategies. As a result, the Company recorded a tax provision of $3.3 million to increase the valuation allowance to cover the realizability of the deferred tax assets to its estimated realizable value as of December 31, 1994. In addition to this tax provision which was recorded in 1994, the Company recognized a tax benefit of $1.4 million in the third quarter of 1994 as a result of a change in an estimate on the Company's 1993 tax return due to a change in the transfer price on products between the Company and its German subsidiary. The change in transfer price was a result of an independent economic study. The above items resulted in a tax provision for 1994 totaling $1.9 million.

1993 AS COMPARED TO 1992

    Sales increased by 5.7% in 1993 when compared to 1992. Significant declines in sales of 5- 1/4 inch 20, 44 and 90 megabyte Bernoulli drive products were partially offset by increased sales of 5- 1/4 inch 150 megabyte Bernoulli drive products. Bernoulli drive sales dollars in total declined in 1993 as compared to 1992. Unit sales of Bernoulli drives were relatively flat in 1993 versus 1992, but price reductions resulted in lower sales dollars. Bernoulli disk sales also declined in 1993 as compared to 1992 in both dollars and units. These declines in Bernoulli sales were more than offset by increased sales of tape and Floptical products, resulting in a net increase in total sales.

    On a sales channel basis, sales to the domestic distribution channel were relatively flat when compared to 1992, sales to the domestic federal channel were down, and sales to the domestic OEM channel increased over 1992. International sales, primarily to Europe, increased by approximately 20% and represented 28% of total sales in 1993 compared to 25% in 1992. Substantial increases in sales of tape products in Europe were the primary reason for the increased sales in the international channels.

    Cost of sales increased as a percentage of sales from 53.2% in 1992 to 62.9% in 1993. The decline in the gross margin percentage is partially due to a higher mix of tape and Floptical products, which have lower gross margins than the Bernoulli products. Also, within the Bernoulli products, a 25% price reduction announced on September 1, 1993 and a slightly lower mix of higher margin disk products resulted in a lower gross margin on Bernoulli products.

    Selling, general and administrative expenses increased by $1.3 million but decreased slightly as a percentage of sales from 27.0% to 26.4%. Increases in sales and marketing and administrative expenses in Europe plus increases in sales and marketing and administrative expenses associated with removable hard disk cartridges and increased administrative expenses associated with tape products were partially offset by decreases in domestic sales and marketing expenses and decreases in other general and administrative expenses.

    Research and development expenses declined by $3.0 million and declined as a percentage of sales from 15.8% in 1992 to 12.9% in 1993. The decline in research and development expenses was comprised of reductions in Bernoulli, Floptical and tape development. These decreases were partially offset by increased expenses related to thin film head development.

    The Company recorded restructuring expenses of $14.1 million representing 9.6% of sales in 1993.

    Interest income declined by $0.5 million in 1993 as compared to 1992 due to a slight decline in cash and cash equivalents, as well as lower interest rates earned on available balances. The Company recorded $0.2 million of other income in 1993 comprised of a $0.5 million gain on the sale of an idle facility, offset by recognition of losses on foreign currency transactions.

    In 1993, the Company recorded an income tax provision of $0.2 million. This provision represented the net increase in the valuation allowance necessary to cover the realizability of the deferred tax assets offset by the tax benefits which were recognized as the result of operating losses and tax credits.

    Effective January 1, 1993, the Company adopted SFAS No. 109. In accordance with the provisions of SFAS No. 109, the Company recognized the cumulative effect of this accounting change totaling $2.3 million in the consolidated statement of operations for the year ended December 31, 1993.

SELECTED QUARTERLY OPERATING RESULTS

    The following table sets forth certain unaudited quarterly results of operations of the Company for each of the first three quarters of 1995. In the opinion of management, these financial data have been prepared on the same basis as the audited consolidated financial statements of the Company and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for these periods. These financial data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                          QUARTER ENDED
                                                                                ---------------------------------
                                                                                APRIL 2,    JULY 2,   OCTOBER 1,
                                                                                  1995       1995        1995
                                                                                ---------  ---------  -----------
                                                                                 (IN THOUSANDS, EXCEPT PER SHARE
                                                                                DATA)
Sales.........................................................................  $  40,112  $  52,594   $  84,721
Cost of sales.................................................................     28,395     40,907      63,225
                                                                                ---------  ---------  -----------
  Gross margin................................................................     11,717     11,687      21,496
Operating expenses:
  Selling, general and administrative.........................................      9,349     10,162      13,878
  Research and development....................................................      4,126      3,976       4,691
  Total operating expenses....................................................     13,475     14,138      18,569
                                                                                ---------  ---------  -----------
Operating income (loss).......................................................     (1,758)    (2,451)      2,927
Interest and other income (expense)...........................................        (20)       (55)       (230)
                                                                                ---------  ---------  -----------
Income (loss) before income taxes.............................................     (1,778)    (2,506)      2,697
Benefit (provision) for income taxes..........................................        280        559        (672)
                                                                                ---------  ---------  -----------
Net income (loss) before cumulative effect of accounting change...............     (1,498)    (1,947)      2,025
                                                                                ---------  ---------  -----------
Net income (loss).............................................................  $  (1,498) $  (1,947)  $   2,025
                                                                                ---------  ---------  -----------
                                                                                ---------  ---------  -----------
Net income (loss) per common share............................................  $   (0.03) $   (0.03)  $    0.03
                                                                                ---------  ---------  -----------
                                                                                ---------  ---------  -----------
Weighted average common shares outstanding....................................     56,301     57,018      63,618

    Although sales of Zip products were a significant reason for the Company's revenue growth during 1995, such sales may be attributable in large part to the novelty of the product and the initial publicity surrounding the introduction of Zip, and may not be indicative of the long-term demand for the product. Accordingly, investors should not assume that the sales growth experienced by the Company in 1995 is an indication of future sales. Moreover, in light of the Company's revenue growth in 1995 and the change in the nature of its business over the past year, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful. See "Risk Factors--Recent Introduction of Zip and Jaz" and "--Recent Operating Losses; Quarterly Fluctuations in Operating Results."

LIQUIDITY AND CAPITAL RESOURCES
    At October 1, 1995, the Company had no cash or cash equivalents, had working capital of $17.3 million and had a ratio of current assets to current liabilities of 1.2 to 1. For the first nine months of 1995, the Company used $16.8 million in cash and cash equivalents consisting of $21.8 million used in operating activities, and $21.3 million in investing activities, offset by $26.2 million provided by financing activities.

    On July 5, 1995, the Company entered into a loan agreement with the Commercial Finance Division of Wells Fargo. The agreement permits revolving loans, term loans and letters of credit up to an aggregate outstanding principal amount equal to the lesser of $60 million or 80% of eligible accounts receivable. The revolving credit line bears interest at the bank's prime rate plus 1%, and the Wells Fargo term loans bear interest at the bank's prime rate plus 1.25%. At October 1, 1995, borrowings under the revolving credit line were $21.8 million, consisting of $17.9 million under the revolving credit facility and $3.9 million under the term loan facility. Total availability under the Wells Fargo agreement was $28.8 million. The agreement expires June 30, 1996. Certain covenants within the agreement require the Company to maintain minimum levels of working capital and net worth. Under the agreement with Wells Fargo, the Company may also secure financing of equipment purchases from third parties up to a maximum of $20 million, less term loans outstanding to Wells Fargo. In August 1995, the Company entered into an agreement to provide capital lease financing for the purchase of certain manufacturing equipment. The total of capital lease commitments at October 1, 1995 was $1.4 million, of which $462,000 was classified as a current liability on the Company's balance sheet. In November 1995, a foreign subsidiary of the Company entered into a loan agreement with a German commercial bank for up to DM 50 million (approximately $35 million), which is secured by the subsidiary's accounts receivable.

    The Company's balance sheet at October 1, 1995 reflected short-term borrowings of $22.3 million, representing utilization of the revolving credit line with Wells Fargo of $17.9 million, term loans with Wells Fargo of $3.9 million, and the short-term portion of capital lease obligations of $0.5 million. In addition, the long-term portion of capital lease obligations totaled $0.9 million at October 1, 1995. The borrowings have been used to finance working capital needs, including increases in inventory and accounts receivable and capital expenditures related to production volume increases.

    Accounts receivable increased by $34.6 million at October 1, 1995 compared to December 31, 1994, due to increased sales, particularly in the last portion of the third quarter. Inventory increased by $35.4 million during the first nine months of 1995 due to build-ups in manufacturing capacity. The Company's inventory is currently somewhat imbalanced, with more than sufficient quantities of certain goods and insufficient quantities of other goods, due in part to difficulties in obtaining certain components. The increases in receivables and inventory were partially offset by increases in accounts payable and accrued liabilities of $45.2 million and proceeds from the sale of common stock of $1.9 million.

    Fixed asset additions for the first nine months of 1995 totaled $24.2 million. These additions are primarily related to increased manufacturing capacity for Zip, Ditto and Jaz products. The Company expects capital expenditures in future quarters to continue to be significant as production capacity is added at the Company's current manufacturing facility, as well as tooling at vendor facilities and third-party manufacturing facilities.

    The Company expects that the proceeds of this offering, together with the current sources of financing available to the Company, will be sufficient to fund the Company's operations through 1996. Thereafter, the Company anticipates that it may require additional funds to finance its operations. The precise amount and timing of the Company's funding needs cannot be determined at this time, and will depend upon a number of factors, including the market demand for the Company's products, the availability of critical components, the Company's strategic alliances for the manufacture of its products, the progress of the Company's product development efforts and the Company's inventory management. There can be no assurance that funds required by the Company in the future will be available on terms satisfactory to the Company.

                                    BUSINESS

    The Company designs, manufactures and markets innovative data storage solutions, based on removable-media technology, that help personal computer users "manage their stuff." The Company's data storage solutions include disk drives marketed under the tradenames Zip and Jaz and a family of tape drives marketed under the tradename Ditto. The Company's Zip and Jaz disk drives are designed to provide users with the benefits of high capacity and rapid access generally associated with hard disk drives and the benefits of media removability generally associated with floppy disk drives, including expandable storage capacity and data transportability, management and security. The Company's Ditto tape drives primarily address the market for backup data storage.

    Designed as a mass-market product, the Zip drive addresses the needs of personal computer users for an affordable storage device for hard drive expansion, data transportability, management and security and data backup. The drive provides personal computer users with hard drive-like performance and uses 100-MB disks to provide 70 times the capacity of traditional floppy disks. The external model of the Zip drive is generally sold by retailers for under $200 and the 100-MB disks are typically sold for under $15 per disk in ten-packs. The Jaz drive also provides hard drive expansion, data transportability, management and security and data backup. However, the Jaz drive, which features 1-GB removable disks and offers data transfer rates comparable to those of most current hard disk drives, is targeted to the high-performance needs of computer users storing, transporting and playing demanding multimedia applications, such as full-screen, full-motion video. The external model of the Jaz drive is expected to be sold by retailers for approximately $599, while the internal version is expected to be sold by retailers for approximately $499. Each 1-GB Jaz cartridge is expected to sell for approximately $99 in five-packs. The Company's Ditto family of tape drives addresses the need of personal computer users for an easy-to-use, dependable backup solution. The Company offers internal and external Ditto tape drives based on leading industry standards ranging in capacity from 420 MBs to 3.2 GBs (using data compression). Iomega believes, based on industry data, that it is the third largest seller of tape drives in the United States and the largest seller of tape drives in Europe.

INDUSTRY OVERVIEW

    According to industry sources, there are in excess of 150 million personal computers in use worldwide. Many of these personal computers (particularly those in the home) are used by more than one person. Moreover, many people make regular use of more than one personal computer; for example, an individual may use one computer in his or her office, another at home, and a laptop computer while traveling. Issues that each user of a personal computer must confront are how to store, transport, share, manage, secure and backup computer files and applications.

    The vast majority of personal computers in use today incorporate both a conventional hard disk drive (which is also known as a rigid disk drive or a "Winchester" disk drive) and a floppy disk drive for data storage. Hard disk drives use magnetic technology to store data on rigid rotating disks that are generally fixed permanently in the drive mechanism. Hard disk drives are characterized by their large storage capacities--capacities ranging from 540 MBs to 1.6 GBs are becoming increasingly common in new personal computers--and fast performance. Hard disk drives are the primary data storage device on most personal computers. Floppy disk drives, which are also based on magnetic technology, store data on thin plastic disks that are removable from the drive. Floppy disk drives are typically used for software distribution and transporting and sharing data. Most floppy disk drives in use today utilize 1.44-MB disks, which is not sufficient capacity to store many files and programs on a single disk.

    In addition to hard disk drives and floppy disk drives, a number of other data storage devices have come into use in recent years. In particular, a growing number of new personal computers incorporate a CD-ROM (compact disk-read only memory) drive. CD-ROM disks, which are read by the CD-ROM drive using optical technology, are capable of storing up to 650 MBs of data and are well-suited for distribution of information and software applications. However, CD-ROM drives are not capable of recording the user's data. A variety of other lesser-known removable storage technologies which are capable of reading and recording data are also available for use with personal computers, including disk drives systems using removable "hard" magnetic cartridge disks, which generally either employ similar technology to hard disk drives or the Company's proprietary

Bernoulli technology; writable optical disk drives, which use various technologies to read and record data in a digital format that can be read by laser light; "floptical" disk drives, which store data on a magnetic disk similar to a conventional floppy disk and use an optical pattern for servotracking; and flash memory cards, which store data on computer chips.

    Industry sources estimate that approximately 210 million data storage devices for personal computers, representing approximately $30 billion in revenue at the OEM level, were sold in 1995. Included in these sales figures are hard disk drives, floppy disk drives, CD-ROM drives, removable disk drives and tape drives. This market is principally comprised of conventional hard disk drives, which the Company estimates represented over 40% of unit sales and approximately two-thirds of dollar sales, and floppy disk drives, which the Company estimates represented approximately 40% of unit sales but less than 10% of dollar sales.

THE NEED FOR NEW DATA STORAGE SOLUTIONS

    In recent years, advances in software, including memory-intensive graphical operating systems, integrated suites of word processing, spreadsheet and database applications, and multimedia applications, have dramatically increased the storage needs of personal computer users. For example, a popular CD version of Windows 95 (which includes certain pre-packaged software applications in addition to the Windows 95 operating system) includes 629 MBs of data, which is greater than the capacity of most hard drives in use today. In addition, data-intensive, multimedia files are increasingly being made available to personal computer users via on-line services and the Internet. For example, CD-quality sound generally requires 2 MBs of storage capacity per minute, using data compression software, and 9 MBs per minute without compression; and PC-quality, full-screen video generally requires 50 MBs of storage capacity per minute, while broadcast-quality video requires 250 MBs per minute. Largely as a result of these trends, it has been estimated that the data storage needs of personal computer users are doubling every year. Accordingly, personal computer users increasingly need to expand the amount of their available primary storage.

    Personal computer users demand data storage solutions that do more than simply provide additional storage capacity. For example, personal computer users are increasingly seeking a reliable way to transport large files between computers, thus allowing them to work on the same files using different computers, and also enabling information to be provided to other computer users. In addition, with many personal computers (particularly home computers) being used by more than one person, many personal computer users are looking for an effective means of organizing and segregating the files of different users of the same computer. Personal computer users also need a reliable method of securing sensitive files from unauthorized viewing or modification. Finally, the increase in the data being used and stored on personal computers has heightened the need for a practical method of backing up this data.

    The Company believes that neither conventional hard disk drives nor floppy disk drives are capable of adequately addressing all of the information storage and management needs of personal computer users. A hard disk drive is an effective product for primary data storage. However, using an additional hard disk drive to provide additional storage capacity is an unattractive solution to many personal computer users because the installation of the additional hard drive (which generally involves selecting a compatible hard disk drive, opening the computer case, and internally connecting the hard disk drive to the appropriate controller card) may be difficult. More importantly, once the drive is installed, the amount of additional available space is limited to the size of the new hard disk drive. Furthermore, a new hard drive does not address the issues of data transportability, management and security.

    Removable-media storage devices, such as floppy disk drives, offer many of the advantages that hard disk drives do not, such as future expandability through the purchase of additional removable-media cartridges or disks; and data transportability, management and security, since the media storing the data can be removed from the drive, used in other computers and stored in a secure location. However, the Company believes that expanding storage capacity through conventional floppy disks, while inexpensive (floppy disks are generally sold by retailers at less than $1.00 per disk in multi-packs), is not an adequate solution because it is too slow and because each disk only stores up to 1.44 MBs of data, making it too small for many of today's personal computer files and programs. Floppy disks are also not well-suited for backup purposes, since approximately 70 floppy disks would be required for each 100 MBs of data to be backed up and the user would have to be present during the backup procedure in order to insert and remove each floppy disk.

    Other types of removable-media data storage devices are now available for use with personal computers, including magnetic cartridge disk drives, optical disk drives, "floptical" disk drives and flash memory cards. However, these devices, while popular in certain niche markets, have not gained widespread market acceptance, in part because the Company believes that they have not been able to match the price/performance levels offered by hard disk drives and floppy disk drives.

    The following table sets forth certain of the principal advantages and disadvantages of various storage technologies currently available for users of personal computers:

     TECHNOLOGY                          ADVANTAGES                                    DISADVANTAGES
---------------------  ----------------------------------------------  ----------------------------------------------
Hard Disk Drives       - Very fast average access time                 - Fixed capacity
                       (generally 8 to 20 msec) and data               - Disks storing data are not removable
                       transfer rate (generally 2 to 6                 or transportable
                       MB/sec)                                         - Less attractive aftermarket solution
                       - Large storage capacity (generally             due to difficulty of installation
                       from 800MB to 4 GB)
                       - Inexpensive cost per MB of storage
                       - Proven technology/industry standard

Floppy Disk Drives     - Inexpensive drives and media                  - Capacity is limited to 1.44 MB
                       - Disks are removable and                       per disk
                       transportable                                   - Slow average access time (165 msec)
                       - Proven technology/industry standard           and data transfer rate

CD-ROM Drives          - High capacity (650 MB)                        - Read-only; users cannot store data
                       - Unlimited expansion                           - Very slow average access time
                       - Disks are removable and                       (230 msec)
                       transportable
                       - Inexpensive drives and media
                       - High durability
                       - Emerging industry standard for
                       multimedia applications

Optical Drives         - Media is inexpensive                          - Drives are expensive
                       - Unlimited expansion                           - Several different formats exist, not
                       - Disks are removable and                       all of which are compatible
                       transportable                                   - Some formats are not erasable
                       - Some formats are capable of reading           - Average access times for
                       CD-ROM disks                                    some formats are significantly
                                                                       slower than hard disk drives

Floptical Drives       - Capable of reading and writing to             - Currently available in maximum
                       traditional floppy disks                        capacity of 21 MBs (although
                       - Unlimited expansion                           Floptical 120 has been announced)
                       - Disks are removable and
                       transportable

Tape Drives            - High capacity for backup purposes             - Not capable of random access
                       - Tapes are removable and                       - Very slow average access time
                       transportable
                       - Inexpensive media
                       - Very low cost per MB of storage

Flash Cards            - Fastest access time and data transfer         - Very expensive
                       rate
                       - Removable and transportable

    The Company believes, based on its consumer research, that the market for personal computer data storage solutions can be roughly divided into two market segments, based on the characteristics computer users demand of a data storage solution and the relative importance they place on the advantages and disadvantages listed above. The first, referred to by the Company as the "mass market", is characterized by computer users who are often uninterested in the detailed technical specifications of a data storage solution and who simply want a data storage solution to "manage their stuff." For these computer users, an affordable price is generally the most important criterion. The second, referred to by the Company as the "power user" or "high-performance market," is characterized by persons who use their personal computers for demanding applications and who are more focused on capacity, speed and other state-of-the-art performance features than on price.

IOMEGA SOLUTIONS

    The Company believes its Zip and Jaz disk drives address key information storage and management needs of today's personal computer users by providing affordable, easy-to-use storage solutions that combine the high capacity and rapid access of hard disk drives with the benefits of media removability generally associated with floppy disk drives. Specifically, the Company's products offer the following benefits to personal computer users.

    EXPANDABLE STORAGE CAPACITY. As personal computer users are increasingly forced to expand their primary storage capacity (generally provided by the hard disk drive incorporated in the computer), Zip and Jaz provide an easy and efficient way to do so. Both the Zip and the Jaz drive can be easily connected or installed and offer unlimited additional storage capacity, in increments of 100 MBs (in the case of Zip) and 1 GB (in the case of Jaz).

    MEDIA REMOVABILITY. Both Zip and Jaz store data on high-capacity removable disks, thus enabling computer users to:

       -take programs and files from an office computer and work with them on a home or laptop computer;

       -share programs and files with other personal computer users;

       -organize data by storing different files on different disks;

       -create a "separate personal computer" for each person using the computer
        (such as different family members)--each user can store all of his or her software and data on a single disk that can be removed from the computer and privately stored when that person is not using the computer; and

       -remove particularly sensitive or valuable information from the computer for storage in a different location, thus protecting it against viewing or modification by another user of the computer and against damage to the computer.

    DATA BACKUP. The Company's family of Ditto tape drives, as well as the Zip and the Jaz drive, offer a convenient and effective way for personal computer users to create backup copies of their programs and files.

    EXCELLENT PRICE/PERFORMANCE. The Company believes that its Zip and Jaz drives provide a combination of price, performance and features that makes them attractive data storage solutions for their target markets. Zip offers data access times and transfer rates and storage capacity that greatly exceeds that offered by conventional floppy disk drives, along with the benefits of removable media, at a price that is attractive to mass-market customers. Jaz offers performance features comparable to those of most other data storage devices (including conventional hard disk drives), at a lower price than other currently available comparably performing removable-media storage devices.

COMPANY STRATEGY

    Iomega's objective is to establish its Zip, Jaz and Ditto products as industry-standard data storage solutions for personal computer users and to capture an increasing share of the overall personal computer data storage market. The Company's strategy to achieve this objective includes the following key elements:

    UNDERSTANDING AND PROVIDING WHAT CUSTOMERS WANT. Iomega's product strategy is based on identifying the product characteristics that personal computer users desire and developing and marketing products that satisfy these demands. In developing and introducing the Zip and Jaz drives, the Company undertook a consumer research program to determine the performance and price characteristics of storage solutions demanded by personal computer users. For example, this program revealed to Iomega the need for both the mass-market Zip drive, which was cost-engineered by the Company to sell at a price level attractive to casual users and the small office/home office market, and the high-performance Jaz drive, which is primarily targeted at power users.

    DELIVERING INTEGRATED SOLUTIONS. The Company's products are designed to provide customers with a complete, easy-to-use solution to their data storage needs. The Company's drives are shipped with everything needed to install or connect the drive, including a media cartridge for use in the drive and
easy-to-use   software   which  aids   in  set-up   and  enhances   the  drive's
functionality.

    BROADENING DISTRIBUTION THROUGH STRATEGIC MARKETING ALLIANCES. The Company believes that broadening the distribution of its products through strategic alliances with a variety of companies within the computer industry is a critical element in establishing its products as industry standards. The Company has recently established OEM arrangements with personal computer manufacturers such as Micron Electronics (a mail-order manufacturer of IBM PC-compatible personal computers) and Power Computing (the first Macintosh clone manufacturer) for the incorporation of Zip, Jaz or Ditto drives into their computers, and is seeking to establish additional OEM relationships. The Company also has entered into private or co-branding arrangements with several companies, including Reveal Computer Products, Maxell, Seiko Epson and Fuji, who are selling private or co-branded versions of Zip drives and disks. In addition, the Company's products are sold by most of the leading retailers of computer products in the United States, including Best Buy, Circuit City, CompUSA, Computer City, Electronics Boutique and PC Warehouse.

    MAXIMIZING SALES OF REMOVABLE DISKS. The Company seeks to maximize sales of its proprietary disks because they generate significantly higher margins than its disk drives. The Company plans to accomplish this in part by increasing the installed base of the Company's removable-media disk drives, through such initiatives as OEM arrangements, licensing third-party manufacturers of drives on a royalty-bearing basis and increasing the Company's own output of drives both for sale by the Company and by others under private branding arrangements. Also, the multimedia demonstration software included with the Zip and Jaz drives informs users of the various applications for additional disks (such as security, personal workspaces, backup) and suggests the number of additional disks the user may need in response to questions the user answers as part of the interactive demonstration.

    CONTINUING TO ENHANCE PRODUCT FEATURES AND TECHNOLOGY. The Company plans to use its experience in Bernoulli, tape, magneto-optical, floptical and thin-film head technologies for the ongoing enhancement of existing products and the development of new products. During 1994 and 1995, the Company's product development efforts were primarily devoted to the development of its Zip and Jaz products, which began commercial shipment in March 1995 and December 1995, respectively. During 1996, the Company expects that its development efforts will be primarily focused on enhancing the features, developing higher capacity versions and reducing the production costs of its Zip, Jaz and Ditto products.

    LEVERAGING MANUFACTURING CAPABILITIES THROUGH PARTNERING. In addition to manufacturing or assembling a portion of each of the Company's products at its Roy, Utah manufacturing facility, the Company has established strategic relationships with various suppliers and manufacturers to increase the production capacity of its new products and to establish a second source of drive and disk production. The Company intends to continue to use third-party manufacturing as a means of increasing the availability and market penetration of the Company's drive products, to reduce costs of production, and to benefit from the expertise of experienced high-volume manufacturing companies. The Company plans to use third-party manufacturers to produce a majority of its products in the future.

    EXPANDING INTERNATIONAL SALES. The Company began offering its Zip products in Europe in August 1995 and expects to offer its Jaz products in Europe beginning in the first half of 1996. The Company believes that it is the leading vendor of tape drives in Europe, and that its existing European distribution channel is well-suited to selling the Zip and Jaz removable-media drive products. During the third quarter of 1995, Maxell, Seiko Epson and Fuji began selling co-branded versions of the Zip drive in Japan, and the Company plans to expand its presence in the Far East by opening a Singapore sales office in 1996. The Company expects international sales to increase as a result of its introduction of Zip and Jaz into international markets.

PRODUCTS

    The Company offers products targeted at both the mass market and the high-performance market. The Zip drive and the Ditto 420 and Ditto Easy 800 tape drives were designed to achieve price levels which the Company determined are critical to mass-market consumers. The Jaz drive and Ditto 3200 tape drive, on the other hand, are principally targeted to more technically demanding, high-end customers, who the Company believes are less price sensitive than typical mass-market consumers.

    The following table lists the principal data storage devices currently being offered by the Company:

                                                  TYPICAL RETAIL
PRODUCT (YEAR                                         PRICE
INTRODUCED)*               MEDIA AND CAPACITY      DRIVE/DISK**                 TECHNOLOGY
------------------------  --------------------  ------------------  ----------------------------------
Zip (1995)                100-MB Zip Disks      $199/$14.99         Drive: Winchester heads
                                                                    Disks: Advanced flexible media
Jaz (1995)                1-GB Jaz Disks        $599/$99.99         Drive: Thin-film heads
                          540-MB Jaz Disks                          Disks: Two rigid disk platters
Ditto 420 (1994)          Ditto Tape            $99                 Drive: Direct drive mechanism
Ditto Easy 800 (1995)     minicartridges        $149                Media: Industry standard quarter
Ditto 3200 (1995)         (420-MB, 800-MB,      $399                inch cartridges
                          3200-MB)

------------------------
* Drives are available in internal and external versions. The indicated capacities for Ditto drives represent the maximum capacity using data compression.
** Indicates the typical price at which the external version of the drive and the highest capacity media for that drive is sold at retail. Prices for the internal version of a drive and for smaller capacity media are generally lower. The price for the Ditto 420 is the internal version price. Disk prices represent per unit purchase price in multi-packs. Media prices for tape are not presented because revenues from tape minicartridge sales are not material to the Company.

  ZIP

    The Company began shipping external Zip drives and 100-MB Zip disks in March 1995. Designed as an affordable mass-market product, the Zip drive addresses multiple needs of personal computer users: hard drive expansion, data transportability, management and security and data backup. The drive uses interchangeable 100-MB Zip disks to provide users of IBM-compatible and Apple Macintosh personal computers with 70 times the capacity of, and superior performance to, traditional floppy disks. Zip drives were designed with 100-MB disks based on the results of the Company's market research, which showed that 85% of the files stored on personal computers are 100 MBs or less.

    Zip drives use durable, high-capacity flexible media and Winchester-style nanoslide heads with a special airbearing surface combined with a linear voice coil motor. The Zip drive provides users with hard drive-like performance that can be used for a number of data storage purposes. The SCSI version of the Zip drive, which offers faster performance than the parallel port version of the drive, features 29 millisecond average seek time and an average sustained data transfer rate of 1.00 MB per second. Software included with the Zip drive provides a total data storage solution by helping users organize and copy their data and offers software read/ write protect, which further enables users to secure and protect their data.

    The external, portable version of the Zip drive weighs approximately one pound and is offered in a parallel port version for use with IBM PC-compatible computers and a SCSI version for use with Apple Macintosh computers or IBM PC-compatible computers which have a SCSI adapter board. The parallel port version features printer pass through to allow normal operation of a printer in the same port. The SCSI version has two connectors allowing it to be connected with other SCSI devices. The external Zip drive has a unique compact design, including a royal blue color, a window allowing visibility of the label on the cartridge being used, rubber feet for positioning the drive flat or on its side, operation lights and a finger slot for easy cartridge insertion and removal.

    In September 1995, Power Computing, the first Macintosh clone manufacturer, began offering internal 5 1/4-inch Zip SCSI drives as a $159 option on its computers. The Company has also designed an internal version of the Zip drive which incorporates a conventional 3 1/2-inch floppy disk drive. In addition, the Company has developed an internal 3 1/2-inch IDE version of the Zip drive, which it expects will be available in the first quarter of 1996.

    During 1995, Zip received numerous awards from industry publications in select categories including: PC/ COMPUTING'S Most Valuable Product; PUBLISH magazine's 1995 Publish Impact Award; CADENCE magazine's Editor's Choice Award; the International Digital Imaging Association's "Best New Hardware" award; and, listing in COMPUTER LIFE magazine's "Best of Everything" list.

    The Zip drive carries a one-year warranty and Zip disks are sold with a limited lifetime warranty.

  JAZ

    The Company began shipping Jaz drives and 1-GB Jaz disks in limited quantities in December 1995. Jaz addresses the high-performance needs of personal computer users in three areas: multimedia applications (audio, video and graphics), personal data management, and hard drive upgrade. The Jaz drive offers data transfer rates comparable to those of most current hard disk drives, with an average sustained transfer rate of 5.4 MBs per second, 12 millisecond average seek time and 17.5 millisecond average access time. Jaz disks are currently available in a capacity of 1 GB, which the Company's market research indicated was a capacity that many high-performance computer users demand, and 540-MB Jaz disks are expected to be available in the first quarter of 1996. Using 1-GB disks, Jaz is capable of storing and playing up to two hours of MPEG1 compressed DSS satellite quality video, up to eight hours of CD-quality audio, more than 20,000 scanned documents for document imaging or up to four minutes of full-screen, full-motion broadcast-quality video. The Jaz drive is available in an external SCSI version, which is expected to be sold by retailers for approximately $599, and in an internal SCSI version, which is expected to be sold by retailers for approximately $499. Each 1-GB and 540-MB Jaz cartridge is expected to sell for approximately $99 and $69, respectively, in five-packs. The Company expects an internal IDE version of the Jaz drive to be available beginning in the first quarter of 1996.

    The Jaz drive incorporates many innovative technological features including tri-pad, thin-film recording heads, dynamic head loading and drag and drop motorized cartridge ejection. Jaz disks feature a dual rigid platter cartridge and a proprietary disk capture system which secures the dual disk platters when not installed in a drive, eliminating rattle and reducing the possibility of losing valuable information. The drive operates with leading operating systems for personal computers and workstations, including Windows 95, Windows NT, Windows 3.x, Macintosh and OS/2.

    The external version of the drive, which weighs approximately two pounds, features design enhancements similar to those introduced with the external Zip drive, including a unique jade colored casing, a window to allow visibility of the label on the cartridge being used, operating lights and a finger slot for easy cartridge insertion and removal. Additional features include an auto-switching power supply to allow operation in different countries, auto-sensing SCSI termination and anti-gyro disk locking to increase durability.

    The Jaz drive carries a one-year warranty and Jaz cartridges are sold with a limited lifetime warranty.

  DITTO

    The Company's Ditto family of tape drives addresses the need of personal computer users for an easy-to-use, dependable backup solution. In response to the information learned from consumers regarding the characteristics demanded from backup storage devices, beginning in 1994 the Company redesigned its family of tape drives, which had first been introduced in 1992. The Company offers internal and external models based on leading industry standards ranging in capacity from 420 MBs to 3.2 GBs (using data compression). The tape drives are primarily designed to backup and protect against loss of data stored on hard disk drives in IBM PC-compatible computers. Iomega's tape drives have a patented beltless design which the Company believes enhances reliability. The storage media used by Iomega's tape products is the industry-standard QIC-compatible minicartridge. In addition, the Ditto Easy 800 and Ditto 3200 support new high-capacity Travan cartridge technology. The Company believes that, during the first nine months of 1995, Iomega was the third largest seller of tape drives in the United States and the largest seller of tape drives in Europe.

    The Ditto family of tape drives has achieved several industry firsts. In April 1992, the Iomega Tape 250 (later renamed the Ditto 250) became the industry's first commercially available QIC-standard, one-inch high tape drive and in March 1995 became the industry's first internal 250-MB tape drive to sell for under $100. In June 1995, the Ditto 420 became the industry's first internal 420-MB tape drive to sell for under $100. In October 1995, the Company introduced the Ditto Easy 800, which the Company believes was the industry's first external parallel port 800-MB tape drive to sell for under $150. The Ditto Easy 800 features an enhanced design similar to, and is stackable with, the Zip and Jaz drives.

    The Company's tape products are generally available in either internal or external models. The internal versions attach to the standard floppy drive interface in IBM PC-compatible computers, while the external versions attach to the parallel printer port on IBM PC-compatible computers and offer pass-through capability for a printer. The drives are shipped with backup software for both DOS and Windows.

    In connection with the introduction of the Ditto Easy 800 in October 1995, the Company also introduced new 1-Step software designed to permit the backup of an entire hard disk in a single step while the user continues working.

    The Ditto Easy 800 and the Ditto 3200 carry a two-year warranty and the Ditto 420 carries a five-year warranty. Ditto media is sold with a two-year warranty.

  BERNOULLI

    These 5 1/4-inch half-height drives are removable-media storage devices based on the Company's proprietary Bernoulli technology. The Company's Bernoulli drives and the associated disks are sold both in the form of a complete storage subsystem for leading personal computers and workstations and in the form of components for integration into larger systems by OEMs or value-added resellers ("VARs"). The Bernoulli MultiDisk-TM- 150 drive began shipping in October 1992 and was Iomega's first drive to use multiple capacity disks - 35, 65, 105 and 150 MBs. The Company began shipping the Bernoulli 230 drive in September 1994. The Bernoulli drives are sold in internal and transportable versions.

    The Company is now focusing its development and marketing efforts on its Zip, Jaz and Ditto products, and does not expect Bernoulli products to represent a significant portion of the Company's revenues in the future.

MARKETING AND SALES

    The Company believes that broadening the distribution of its products through strategic marketing alliances with a variety of key companies within the computer industry is a critical element in establishing its products as industry standards. The Company's initial marketing strategy for the introduction of its new products during 1995 was to generate consumer awareness of and demand for such products by focusing on aftermarket sales to existing users of personal computers through leading computer retail channels. As the next step in its strategy of promoting its products as new industry standards, the Company is increasingly focusing its efforts on establishing OEM relationships with leading personal computer manufacturers who will include the Company's products on a factory-installed basis to purchasers of new personal computers.

  RETAIL DISTRIBUTION

    Retail outlets for the Company's products include mail order catalogs, computer superstores, office supply superstores, consumer electronics superstores and specialty computer stores. The Company sells its products to retail channels directly, as well as indirectly through distributors. The Company's products are sold at a retail level by most of the leading retailers of computer products in the United States. The following is a partial listing of the retail chains carrying the Company's products.

Best Buy                         Electronics Boutique
CDW Computer Center              Elek-Tek
Circuit City                     Fry's Electronics
CompUSA                          MicroCenter
Computer City                    NeoStar
Creative Computer                OfficeMax
Egghead Software                 PC Warehouse

  STRATEGIC MARKETING ALLIANCES

    In addition to sales through these retail channels, the Company has entered into a number of strategic marketing alliances with a variety of companies within the computer industry. These alliances include OEM arrangements providing for certain of the Company's products to be incorporated in new computer systems at the time of purchase. For example, Power Computing, the first Macintosh clone manufacturer, is offering Zip drives as an option in certain of its new computers, and Micron Electronics, a mail-order manufacturer of IBM PC-compatible personal computers, has announced plans to offer Zip, Ditto and Jaz drives as a factory-installable option in certain of its new computers. The Company's strategic alliances also include private-branding and co-branding arrangements with major vendors of computer products covering the resale of the Company's products by such companies. For example, the Company has entered into co-branding arrangements with Seiko Epson, Maxell and Fuji, which offer Zip drives in Japan in packages which feature Iomega's name in addition to the partner's name, and has entered into a private-branding arrangement with Reveal Computer Products, which sells Zip drives and disks under Reveal's tradename.

  INTERNATIONAL

    The Company sells its products outside of North America primarily through international distributors. The Company has increased its sales efforts in the European market in the past several years. Sales are accomplished primarily through offices located in Germany, Austria, Belgium, France, Ireland, Italy, Norway, Spain and the United Kingdom. The Company plans to open a Singapore office in 1996. The Company has been invoicing predominantly in foreign currencies since January 1992.

  MARKETING

    The Company's marketing group is responsible for positioning and promoting the Company's products. The Company participates in various industry tradeshows, including MacWorld and COMDEX, and seeks to generate coverage of its products in a wide variety of trade publications. Although the Company did not engage in significant direct consumer marketing in 1995 in light of the large number of favorable articles about the Company's products which appeared in newspapers and computer magazines and constraints on the Company's ability to further increase production levels, the Company expects marketing and advertising expenses to increase significantly as the Company seeks to expand market awareness of its products.

    As is common practice in the industry, the Company's contracts with its customers generally allow customers, in the event of a price decrease, credit equal to the difference between the price originally paid and the new decreased price on units in the customers' inventories on the date of the price decrease. When a price decrease is anticipated, the Company establishes reserves for amounts estimated to be reimbursed to qualifying customers. In addition, customers generally have the right to return excess inventory within specified time periods. There can be no assurance that these reserves will be sufficient or that any future returns or price protection charges will not have a material adverse effect on the Company's results of operations.

    During the year ended December 31, 1994, sales to Ingram Micro D, Inc., a distributor, accounted for 11% of sales. During the nine months ended October 1, 1995, sales to Micro Warehouse, Inc. accounted for 10% of sales. No other single customer accounted for more than 10% of the Company's sales for those periods.

MANUFACTURING

    The Company's products are manufactured both by the Company at its facilities in Roy, Utah and by independent parties manufacturing products for the Company on a contract basis. Manufacturing activity generally consists of assembling various components, subcomponents and prefabricated parts manufactured by the Company or outside vendors. The Company currently has third-party manufacturing relationships with Seiko Epson (Zip drives), MegaMedia Computer (Zip disks), Sequel Computer Systems (Jaz drives) and First Engineering Plastics (Ditto drives). Although the Company substantially increased its manufacturing capacity (through both internal expansion and arrangements with third-party manufacturers) during 1995, the Company was not able to produce enough Zip drives and Zip disks in 1995 to fill all orders for such products due to component supply constraints and normal manufacturing start-up issues. To minimize its manufacturing costs, to take maximum advantage of its available personnel and facilities and to benefit from the expertise of experienced high-volume manufacturing companies, the Company plans to use third-party manufacturers to produce a majority of its products in the future. There can be no assurance that the Company will be successful in establishing and managing such third-party manufacturing relationships, or that third-party manufacturers will be able to meet the Company's quantity or quality requirements for manufactured products.

    Many components incorporated in, or used in the manufacture of, the Company's products are currently only available from sole source suppliers. Moreover, the Company has experienced difficulty in the past, and expects to continue to experience difficulty in the future, in obtaining a sufficient supply of many key components. For example, many of the integrated circuits used in the Company's Zip and Jaz drives are currently available only from sole source suppliers. During 1995, the Company experienced disruption in its supply of certain of these integrated circuits due to industry-wide shortages. In addition, the Company has been advised by certain sole source suppliers, including the manufacturers of critical integrated circuits, that they do not anticipate being able to fully satisfy the Company's demand for components during 1996. Component shortages in 1995 limited the Company's ability to produce sufficient Zip drives to meet market demand and limited the Company's ability to implement certain cost reduction and productivity improvement plans, and the Company expects that the shortage of components may limit production of Zip and Jaz products for the foreseeable future. The Company also experienced difficulty during 1995 in obtaining a sufficient supply of the servowriting equipment used in the manufacture of Zip disks. Such equipment shortages in 1995 limited the Company's production of Zip disks, and there can be no assurance that similar equipment shortages will not occur in the future.

    The Company purchases all of its sole and limited source components and equipment pursuant to purchase orders placed from time to time and has no guaranteed supply arrangements. The inability to obtain sufficient components and equipment, or to obtain or develop alternative sources of supply at competitive prices and quality, could prevent the Company from producing sufficient quantities of its products to satisfy market demand, result in delays in product shipments or increase the Company's material or manufacturing costs. Moreover, difficulties in obtaining sufficient components may cause the Company to modify the design of its products to use a more readily available component, and such design modifications may result in product performance problems. Any or all of these problems could in turn result in the loss of customers, provide an opportunity for competing products to achieve market acceptance and otherwise adversely affect the Company's business and financial results.

    The Company had a substantial backlog as of October 1, 1995. However, the purchase agreements or purchase orders pursuant to which orders are made generally allow the customer to cancel orders without penalty. Moreover, it is common in the industry during periods of product shortages for customers to engage in practices such as double ordering, in order to increase the customers allowance of available product. In addition, the Company's actual shipments depend on its production capacity and component availability. Accordingly, the Company's backlog as of any particular date is not necessarily indicative of the Company's actual sales for any future period.

PRODUCT DEVELOPMENT

    An important element of the Company's business strategy is the ongoing enhancement of existing products and the development of new products. During 1994 and 1995, the Company's product development efforts were primarily devoted to the development of its Zip and Jaz products, which began commercial shipment in March 1995 and December 1995, respectively. During 1996 the Company expects that its development efforts will be primarily focused on enhancing the features, developing higher capacity versions and reducing the production costs of its existing Zip, Jaz and Ditto products. In particular, there are projects underway to develop higher capacity removable-media disk drives and tape products, to develop different system interfaces for the Company's removable-media disk drive products, such as IDE interface versions of Zip and Jaz, and to develop smaller subsystem versions of the Company's products, including a version of Zip which could be installed in laptop computers.

    During 1992, 1993 and 1994, the Company's research and development expenses were $21,959,000, $18,972,000, and $15,438,000, respectively (or 15.8%, 12.9%, and 10.9%, respectively, of sales). During the first nine months of 1995, the Company's research and development expenses were $12,793,000 (or 7.2% of sales). The declines in research and development spending from 1992 to 1994 were the result of the Company's decision to discontinue certain research and development projects relating to floptical technology, digital audiotape technology, and thin-film head development. Research and development spending in 1995 was primarily related to efforts focused on the Company's Zip, Jaz and Ditto product lines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company operates in an industry that is subject to both rapid technological change and rapid change in consumer demands. For example, over the last 10 years the typical hard disk drive included in a new personal computer has increased in capacity from approximately 40 MBs to 1 GB or more while the price of a hard disk drive has remained constant or even decreased. The Company's future success will depend in significant part on its ability to continually develop and introduce, in a timely manner, new removable disk drives and tape products with improved features, and to develop and manufacture those new products within a cost structure that enables the Company to sell such products at lower prices than those of comparable products today. There can be no assurance that the Company will be successful in developing, manufacturing and marketing new and enhanced products that meet both the performance and price demands of the data storage market.

COMPETITION

    The Company believes that its Zip and Jaz products compete most directly with other removable-media data storage devices, such as magnetic cartridge disk drives, optical disk drives and "floptical" disk drives. Current suppliers of removable-media data storage devices include Syquest Technology (which offers magnetic disk drives with removable cartridges based on hard drive technology), Panasonic (which offers the Power Drive, a removable optical drive) and Sony (which offers the MD-DATA drive, a disk drive based on removable magneto-optical technology). Although the Company believes that its Zip and Jaz products offer price, performance and certain other advantages over most other removable-media storage devices available today, the Company believes that the price/performance levels of existing removable-media products will improve and that other companies will introduce new removable-media storage devices. Accordingly, the Company believes its Zip and Jaz products will face increasingly intense competition. In particular, a consortium comprised of Compaq Computer, 3M and MKE has announced the Floptical 120, a high-capacity floptical drive that is compatible with conventional floppy disks. If successfully introduced, Floptical 120 would directly compete with Zip. As new and competing removable-media storage solutions are introduced, it is possible that the first such solution to achieve a significant market presence will emerge as an industry standard and achieve a dominant market position. If such is the case, there can be no assurance that the Company's products would achieve significant market acceptance, particularly given the Company's size and market position vis-a-vis other competitors.

    To the extent that Zip and Jaz drives are used for incremental primary storage capacity, they also compete with conventional hard disk drives, which are offered by companies such as Seagate Technology, Western Digital
Corporation, Quantum Corporation, Conner Peripherals (which has announced its pending acquisition by Seagate Technology), Micropolis Corporation and Maxtor Corporation, as well as integrated computer manufacturers such as
Hewlett-Packard, IBM, Fujitsu, Hitachi and Toshiba. In addition, the leading suppliers of conventional hard disk drives could at any time determine to enter the removable-media storage market.

    The Company believes that it is currently the only source of supply for the disks used in its disk drives. However, this situation may change either as a result of another party succeeding in producing disks that are compatible with Zip and Jaz drives without infringing the Company's proprietary rights, or as a result of licenses granted by the Company to other parties.

    The Company's tape drives compete in the market for backup data storage with other QIC and DC2000-type products (which includes QIC and Irwin), including parallel port interface products. DC2000-type products currently offer capacities up to 4 GBs with compression. The Company's two major competitors in the tape drive market are Conner Peripherals and Colorado Memory Systems, a division of Hewlett-Packard. Tape drives may in the future encounter increased competition from other forms of removable-media storage devices. The tapes used in the Company's tape drives are available from a number of sources and the Company is not the primary source of supply for these tapes.

    In the OEM market for both its disk drives and tape drives, the Company competes with the vendors mentioned above, as well as with the manufacturers of personal computers, who may elect to manufacture data storage devices themselves.

    The Company intends to license its products or technology to other computer manufacturers on a royalty-bearing basis in order to increase market use and acceptance of its products and help promote them as industry standards. Accordingly, the Company expects to compete in the future with licensees of the Company's products.

    The Company believes that most consumers distinguish among competitive data storage products on the basis of some or all of the following criteria: price (cost per unit and cost per megabyte of storage capacity), performance (speed and capacity), functionality (reliability, product size and removability), ease of installation and use, and security of data. Price is a particularly important factor with respect to the Company's mass-market products (the Zip drive and the Ditto 420 and Ditto Easy 800 tape drives). An additional competitive consideration, particularly in the OEM market, is the size (form factor) of the drive. Winchester drives are available in 5 1/4-inch, 3 1/2-inch, 2 1/2-inch and 1.8-inch form factors. The most common form factor for Winchester and floppy drives is 3 1/2-inches. The Company currently offers 3 1/2-inch Zip, Jaz and Ditto drives and 5 1/4-inch Bernoulli disk drives.

    The data storage industry is highly competitive, and the Company believes that it faced more direct competition in 1995 than in any previous year and expects that competition will continue to increase in the future. In addition, the data storage industry is characterized by rapid technological development. The Company competes with a number of companies that have greater financial, manufacturing and marketing resources than the Company. The introduction by a competitor of products with superior performance or substantially lower prices would adversely affect the Company's business.

PROPRIETARY RIGHTS

    The Company relies on a combination of patent, copyright and trade secret laws to protect its technology. The Company has filed approximately 40 U.S. and foreign patent applications relating to its Zip and Jaz drives and disks, although there can be no assurance that such patents will issue. The Company holds over 50 U.S. and foreign patents, three of which relate to its Ditto products and the remainder of which relate to its Bernoulli products. Although the Company believes that a combination of patent rights (pursuant to a number of pending patent applications) and copyright protection should prevent another party from manufacturing and selling disks that work effectively with the Company's Zip and Jaz drives (except pursuant to a license from the Company), there can be no assurance that the steps taken by the Company to protect such technology will be successful. In particular, if another party were to succeed in producing and selling Zip- or Jaz-compatible disks, the Company's sales would be materially adversely affected. Moreover, because the Company's Zip and Jaz disks have significantly higher gross margins than the Zip and Jaz drives, the Company's net income would be disproportionately affected by any such sales shortfall. Due to the rapid technological change that characterizes the Company's industry, the Company believes that the success of its disk drives will also depend on the technical competence and creative skill of its personnel than on the legal protections afforded its existing drive technology.

    As is typical in the data storage industry, from time to time the Company has been, and may in the future be, notified that it may be infringing certain patents and other intellectual property rights of others. The Company has in the past been engaged in several patent infringement lawsuits, both as plaintiff and defendant. There can be no assurance that future claims will not result in litigation. If infringement were established, the Company could be required to pay damages or be enjoined from selling the infringing product. In addition, there can be no assurances that the Company will be able to obtain any necessary licenses on satisfactory terms. See "Risk Factors--Dependence on Proprietary Technology."

    Certain technology used in the Company's products is licensed on a royalty-bearing basis from third parties. The termination of any such license arrangements could have a material adverse effect on the Company's business and financial results.

EMPLOYEES

    As of November 30, 1995, the Company employed 1,509 persons (1,489 full-time and 20 part-time), including 127 in research and development, 1,090 in manufacturing, 127 in sales, marketing and service, 93 in general management and administration, and 72 in its European operations.

    The Company's business growth during 1995 has resulted in additional personnel needs and an increased level of responsibility for management personnel and the Company anticipates hiring a substantial number of new employees in the near future. There can be no assurance that the Company will be successful in hiring, integrating or retaining such personnel.

PROPERTIES

    The Company currently leases an aggregate of approximately 210,000 square feet of space in seven buildings located in Roy, Utah, where its executive offices, manufacturing and distribution facilities, and primary research and development facilities are located. The leases for these buildings expire at various dates from 1998 to 2000 and provide for an aggregate base rent of approximately $1,100,000 for 1996.

    The Company is in the process of seeking an additional 75,000 square feet of space in the Roy area, which it estimates will cost an additional $700,000 in annual rent. The Company expects that such additional space will be ready for occupancy by the end of 1996. Pending the availability of that space, the Company may rent additional space in the Roy area in 1996 on a temporary basis.

    The Company leases an 11,000 square foot facility in San Diego, California and a 10,000 square foot facility in San Jose, California, each for certain research and development activities. The Company may seek to increase its leased space in San Jose to approximately 50,000 square feet during 1996. The Company has also rented a 20,000 square foot facility in Freiburg, Germany for use as its European headquarters. In addition, the Company leases small sales offices, typically on a short-term basis, at seven locations in the United States and in Canada, Austria, Belgium, France, Ireland, Italy, Norway, Spain and the United Kingdom.

LEGAL PROCEEDINGS

    There are no legal proceedings, other than ordinary routine litigation incidental to its business, to which the Company or its subsidiaries is a party or of which any of their property is the subject.

                                   MANAGEMENT

    The executive officers and directors of the Company are as follows:

NAME                                        AGE     POSITION
---------------------------------------  ---------  -------------------------------------------------------------
Kim B. Edwards (1)                          48      President, Chief Executive Officer and Director
Leonard C. Purkis                           47      Senior Vice President, Finance, Chief Financial Officer and
                                                     Treasurer
Srini Nageshwar                             53      Senior Vice President, Europe
Anton J. Radman, Jr.                        43      Senior Vice President, Strategic Business Development
Leon J. Staciokas                           67      Senior Vice President and Chief Internal Operating Officer
Edward D. Briscoe                           33      Vice President, Sales
Timothy L. Hill                             37      Vice President, Marketing
John G. Thompson                            55      Vice President, Corporate Manufacturing
Willard C. Kennedy                          49      Vice President, Worldwide Logistics and Materials
Donald R. Sterling                          59      Vice President, Corporate Counsel and Secretary
David J. Dunn (1)(2)                        65      Chairman of the Board of Directors
Willem H.J. Andersen (3)                    54      Director
Robert P. Berkowitz (4)                     60      Director
Anthony L. Craig (1)                        50      Director
Michael J. Kucha (1)(2)(4)                  54      Director
John R. Myers (1)(3)                        58      Director
John E. Nolan, Jr. (4)                      68      Director
The Honorable John E. Sheehan (3)           66      Director

------------------------
(1) Member of the Executive Committee

(2) Member of the Nominating Committee

(3) Member of the Compensation Committee

(4) Member of the Audit Committee.

    Kim B. Edwards joined the Company as President and Chief Executive Officer on January 1, 1994. Mr. Edwards served as President and Chief Executive Officer of Gates Energy Products Inc., a manufacturer of rechargeable batteries and the successor of General Electric Battery Division, from March 1993 to December 1993, and previously served in various other executive positions after joining Gates Energy Products Inc. in January 1987. Prior to that Mr. Edwards was employed for 18 years at General Electric Company in various marketing and sales positions.

    Leonard C. Purkis joined the Company as Senior Vice President, Finance and Chief Financial Officer in March 1995. Mr. Purkis joined Iomega following 12 years at General Electric Company, where his most recent assignment was as Senior Vice President of Finance at GE Capital Fleet Services. He also held positions in the Financial Services, Lighting and Plastics businesses, with assignments in Europe and the U.S.

    Srini Nageshwar was promoted to Senior Vice President, Europe in April 1991. Mr. Nageshwar joined the Company in January 1991 as Vice President, Europe. Prior to joining the Company, Mr. Nageshwar was Executive Vice President for Marketing, Sales and Operations of OAZ Communications, a network fax server company, from February 1990 to December 1990. Prior to that, he was President and Chief Operating Officer of

Cumulus Corp., a memory peripherals manufacturing company, from January 1989 to February 1990. Prior to that, Mr. Nageshwar spent 24 years in marketing and general management positions with Hewlett-Packard, most recently as Value-Added Business Manager.

    Anton J. Radman, Jr., has been Senior Vice President, Strategic Business Relationships since April 1995. Mr. Radman joined the Company in April 1980 and his previous positions with the Company have included Senior Vice President, Sales and Marketing, Senior Vice President, Corporate Development and Floptical Product Line Manager, President of the Bernoulli Optical Systems Co. (BOSCO) subsidiary of the Company, Vice President, Research and Development, Vice
President, OEM Products and Sales Manager, and Senior Vice President, Micro Bernoulli Division.

    Leon J. Staciokas has been Senior Vice President and Chief Internal Operating Officer since April 1993. Mr. Staciokas joined the Company in August 1987 as Senior Vice President - Operations. He served as acting Chief Executive Officer of the Company from October 1993 until January 1994. Mr. Staciokas plans to retire during 1996, although he many continue with the Company for some period of time in a consulting role.

    Edward D. Briscoe joined the Company as Vice President, Sales in January 1995. From May 1993 to January 1995, Mr. Briscoe was Director of Sales and Marketing for Apple Computer Personal Interactive Electronics Division. Prior to that, Mr. Briscoe was Executive Assistant to the President of Apple USA. From July 1987 to April 1992, he held various sales management positions with Apple Computer, Inc. Previously, Mr. Briscoe was an Account Marketing Representative for IBM, Inc. from June 1984 to July 1987.

    Timothy L. Hill joined the Company as Vice President, Marketing in July 1994. Mr. Hill was Vice President, Marketing of Falcon Microsystems, a federal reseller and systems integrator, from August 1993 to July 1994. Prior to that, Mr. Hill was Director of Marketing and Sales for the Consumer Business Division of Gates Energy Products from January 1988 to August 1993. Prior to January 1988, Mr. Hill was Marketing Manager for the Consumer Camera Products Division of Polaroid Corporation, a producer of photography equipment and supplies.

    John G. Thompson was promoted to Vice President, Corporate Manufacturing in January 1993. Prior to that, Mr. Thompson was Vice President, Materials, Procurement and Engineering Services from March 1988 until January 1992. Mr. Thompson was Vice President/Controller of the Company from January 1988 until March 1988.

    Willard C. Kennedy joined the Company as Vice President, Worldwide Logistics and Materials in November 1995. From January 1994 to November 1995, he was Senior Vice President and General Manager of the Digital Videocommunications Systems for Philips Electronics, a consumer electronics company. He also held positions at Philips Electronics as Vice President of Logistics from October 1992 to January 1994 and Vice President of Purchasing from September 1990 to October 1992. Before joining Philips, Mr. Kennedy held a variety of management positions in manufacturing, purchasing and engineering over a period of 20 years with General Electric Company.

    Donald R. Sterling was promoted to Vice President, Corporate Counsel and Secretary in April 1994. Prior to that, he was Vice President for Legal Affairs and Secretary from August 1993 to March 1994. Mr. Sterling joined the Company in September 1988.

    David J. Dunn has been Chairman of the Board of Directors since 1980. Mr. Dunn has been Managing General Partner of Idanta Partners Ltd., a venture capital firm, since 1971.

    Willem H.J. Andersen has been a director of the Company since 1994. Mr. Andersen has been a consultant to National Semiconductor Corporation, a semiconductor manufacturer, since its February 1995 acquisition of Comlinear Corporation, also a semiconductor manufacturer. From June 1992 until February 1995, he was Chief Executive Officer and a director of Comlinear Corporation. From November 1986 until June 1992, he was Chief Executive Officer of Laser Magnetic Storage International Company, a designer and manufacturer of optical and tape mass-storage equipment. Mr. Andersen is a director of Analytical Survey, Inc.

    Robert P. Berkowitz has been a director of the Company since 1983. Mr. Berkowitz has been a private consultant since March 1992. From August 1991 until March 1992, he was President and Chief Executive Officer of CimTelligence Systems, a developer of process planning software for the manufacturing industry. Previously, he had been a private investor and a writer since August 1988.

    Anthony L. Craig has been a director of the Company since 1990. Mr. Craig has been Vice President, Worldwide Sales Operations of Digital Equipment Corporation, a computer manufacturer, since October 1993. He was Senior Vice President, International of Oracle Corporation, a computer software company, from June 1992 until June 1993. From March 1992 until June 1992, he was a private investor. Previously, from June 1990 until February 1992, he was President and Chief Executive Officer of C3 Inc., a manufacturer of custom computing workstations. He is a director of Bell Industries, Inc.

    Michael J. Kucha has been a director of the Company since 1980. Mr. Kucha has been President of Melvin C. Dill Co., Inc., a manufacturer of industrial labels, since October 1990. He was a private investor from May 1989 until October 1990. He served as Chief Executive Officer of the Company from January 1987 until May 1989.

    John R. Myers has been a director of the Company since April 1994. Since July 1994, Mr. Myers has been Chairman of Garrett Airline Services, a provider of modification and upgrade services for corporate jet aircraft. From December 1993 to July 1994, he was a private consultant. From June 1992 until October 1993, he was an executive officer of Thiokol Corporation, a manufacturer of rocket motors and specialty fastener devices, initially serving as Chief Operating Officer and later as Chief Executive Officer. From 1980 until 1992, he was President of Textron Lycoming, a producer of piston and turbine engines.

    John E. Nolan, Jr. has been a director since 1993. Mr. Nolan has been a Partner at the law firm of Steptoe & Johnson since 1963. He is a director of Hooper Holmes, Inc.

    The Honorable John E. Sheehan has been a director of the Company since 1990. Mr. Sheehan, an entrepreneur since 1976, is a director and the principal stockholder of several of the privately owned enterprises which he founded, including the Johnstown Corporation, a producer of specialty steel products. He is Chairman and Chief Executive Officer of Rhome Management Co., which provides oversight to his various corporate interests. He is also a member of the Board of Trustees for the Harvard Business School Alumni Association and Chairman of the Board of Trustees of the U.S. Naval Academy Alumni Association. Mr. Sheehan is a former member, Board of Governors of the Federal Reserve System.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of November 30, 1995, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by
(i) each person or entity known to the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors and
(iii) all directors and executive officers as a group.

                                                                                                   PERCENTAGE OF
                                                                                               OUTSTANDING SHARES (2)
                                                                         NUMBER OF SHARES    --------------------------
                                                                           BENEFICIALLY         BEFORE        AFTER
                                                                            OWNED (1)          OFFERING      OFFERING
                                                                       --------------------  ------------  ------------
Idanta Partners Ltd. (3).............................................         7,989,678            13.7%         12.5%
  4660 LaJolla Village Drive
  Suite 775
  San Diego, CA 92122
Subsidiaries of Brinson Holdings, Inc. (4)...........................         3,397,872             5.8           5.3
  209 South LaSalle
  Chicago, Illinois 60604
Dimensional Fund Advisors Inc. (5)...................................         3,325,575             5.7           5.2
  1299 Ocean Avenue
  11th Floor
  Santa Monica, CA 90401
William H.J. Andersen (6)............................................            21,900           *             *
Robert P. Berkowitz..................................................                 0           --            --
Anthony L. Craig.....................................................            63,750           *             *
David J. Dunn (7)....................................................         8,331,414            14.3          13.1
Kim B. Edwards (8)...................................................           735,525             1.2           1.1
Michael J. Kucha (9).................................................            37,758           *             *
John R. Myers (10)...................................................            21,750           *             *
John E. Nolan, Jr. (11)..............................................            67,500           *             *
The Honorable John E. Sheehan (12)...................................           306,000           *             *
All current directors and executive officers as a group
  (18 persons) (13)..................................................        11,697,453            19.3          17.7

------------------------

*   Less than 1%.

(1) The inclusion herein of any shares of Common Stock as beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed above has sole investment and voting power with respect to the shares listed. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), each stockholder is deemed to beneficially own any shares issuable upon the exercise of stock options that are currently exercisable or that become exercisable within 60 days after November 30, 1995, and any reference in these footnotes to shares subject to stock options held by the stockholder in question refers only to such options.

(2) Number of shares deemed outstanding for purposes of calculating these percentages is comprised of the 58,427,559 shares outstanding as of November 30, 1995, plus any shares subject to stock options held by the person in question. Number of shares deemed outstanding after this offering includes the additional 5,250,000 shares of Common Stock offered hereby.

(3) David J. Dunn, a director of the Company, and Dev Purkayastha and Perse Failey are the general partners of Idanta Partners Ltd. and share voting and dispositive power with respect to such shares.

(4) Brinson Holdings, Inc. ("BHI") together with its direct subsidiary Brinson Partners, Inc. ("BPI"), a registered investment advisor, and its indirect subsidiary Brinson Trust Company ("BTC"), a bank, have filed a Schedule 13G with the SEC reporting the beneficial ownership of Common Stock as of December 31, 1994 and the foregoing information is derived from such Schedule 13G. BPI is the beneficial owner of 1,493,961 shares of Common Stock. BTC is the beneficial owner of 1,903,911 shares of Common Stock.

(5) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, has filed a Schedule 13G with the SEC reporting the beneficial ownership of Common Stock as of December 31, 1994, and the foregoing information is derived from such Schedule 13G. Dimensional is deemed to have beneficial ownership of 3,325,575 shares, all of which are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(6) Includes 18,750 shares subject to a stock option held by Mr. Andersen.

(7) Includes 7,989,678 shares held by Idanta Partners Ltd., of which Mr. Dunn is Managing General Partner, and 341,736 shares held by a family trust, of which Mr. Dunn is trustee.

(8) Includes 496,875 shares subject to stock options held by Mr. Edwards. Also includes 3,000 shares held by Mr. Edwards' wife, as to which Mr. Edwards disclaims beneficial ownership.

(9) Includes 7,500 shares held by Mr. Kucha as custodian for his children, as to which Mr. Kucha disclaims beneficial ownership. Also includes 258 shares held as co-trustee with his wife, as to which shares Mr. Kucha has shared voting and investment power, and 30,000 shares subject to stock options held by Mr. Kucha.

(10) Includes 18,750 shares subject to a stock option held by Mr. Myers.

(11) Includes 37,500 shares subject to a stock option held by Mr. Nolan.

(12) Includes 93,750 shares subject to a stock option held by Mr. Sheehan. Also includes 66,000 shares held by Mr. Sheehan's wife, as to which Mr. Sheehan disclaims beneficial ownership.

(13) Includes 2,416,086 shares subject to stock options and 7,989,678 shares held by Idanta Partners Ltd.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, $.03 1/3 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share. As of November 30, 1995, there were outstanding 58,427,559 shares of Common Stock held by 2,666 stockholders of record. Of the 5,000,000 authorized shares of Preferred Stock, 250,000 shares have been designated as Series C Junior Participating Preferred Stock (none of which are outstanding), and 4,750,000 shares remain available for designation by the Board of Directors in the future.

    The following summary of certain provisions of the Company's Common Stock, Preferred Stock, Certificate of Incorporation and By-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Company's Certificate of Incorporation and By-laws included as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of the holders of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available for distribution after the payment of all debts and other liabilities of the Company and subject to the prior rights of the holders of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any shares of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

    The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 4,750,000 shares of Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

    The stockholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to the rights of holders of any Preferred Stock issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

RIGHTS PLAN

    In July 1989, the Company adopted a Shareholder Rights Plan and declared a dividend of four-fifteenths of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock. Under certain conditions, each Right may be exercised to purchase one one-hundredth of a share of Series C Junior Participating Preferred Stock ("Series C Preference Stock") at an exercise price of $15. The Rights will be exercisable only if a person or group has acquired beneficial ownership of 20% or more of the Common Stock of the Company or announced a tender or exchange offer that would result in such a person or group owning 30% or more of the Common Stock. The Company generally will be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public announcement that a 20% stock position has been acquired and in certain other circumstances.

    If any person or group becomes a beneficial owner of 25% or more of the Common Stock (except pursuant to a tender or exchange offer for all shares at a fair price as determined by the outside members of the Board of Directors) or if a 20% stockholder consolidates or merges into or engages in certain self-dealing transactions with the Company, each Right not owned by a 20% stockholder will enable its holder to purchase such number of shares of Common Stock as is equal to the exercise price of the Right divided by one-half of the market price of the Common Stock on the date of the occurrence of the event. In addition, if the Company engages in a merger or other business combination with another person or group in which it is not the surviving corporation or in connection with which its Common Stock is changed or converted, or if the Company sells or transfers 50% or more of its assets or earning power to another person, each Right that has not previously been exercised will entitle its holder to purchase such number of shares of Common Stock of such other person as is equal to the exercise price of the Right divided by one-half of the market price of such Common Stock on the date of the occurrence of the event.

    Because of the nature of the Series C Preferred Stock's dividend, liquidation and voting rights, the value of four fifteen-hundredths of a share of Series C Preferred Stock purchasable upon exercise of the four-fifteenths of a Right associated with each share of Common Stock should approximate the value of one share of Common Stock.

    The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    The Company's Certificate of Incorporation and By-Laws provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of stockholders or by a written consent signed by all holders of outstanding voting stock, and that special meetings of stockholders may be called only by the Board of Directors or the President of the Company. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new Directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

    The Company's Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a Director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a Director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Company's Certificate of Incorporation also contains provisions obligating the Company to indemnify its Directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as Directors.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC and Montgomery Securities, have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock:

                                                                                                        NUMBER OF
NAME                                                                                                      SHARES
------------------------------------------------------------------------------------------------------  ----------
Hambrecht & Quist LLC.................................................................................
Montgomery Securities.................................................................................

                                                                                                        ----------
    Total.............................................................................................   5,250,000
                                                                                                        ----------
                                                                                                        ----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and the Company's independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow and such dealers may reallow a concession not in excess of $ per share to certain other dealers. After the public offering of the shares, the offering price and other selling terms may be changed by the Underwriters.

    The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 787,500 additional shares of Common Stock at the public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

    The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the Underwriters may be required to make in respect thereof.

    The executive officers and directors of the Company have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell, or otherwise dispose of any shares of Common Stock or options to acquire shares of Common Stock owned by them during the 90-day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of the Hambrecht & Quist LLC, offer, sell, grant any option to purchase or otherwise dispose of any shares of Common Stock during the 90-day period following the date of this Prospectus (except pursuant to employee and director stock plans).

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts. Partners of Hale and Dorr beneficially own 93,750 shares of Common Stock of the Company. Certain legal matters will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements and schedule included or incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such documents can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material may be obtained from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is quoted on the Nasdaq Stock Market. Reports and other information concerning the Company may be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and its Common Stock, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or document (if any) filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be examined without charge at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of such materials may be obtained from the SEC at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the SEC are incorporated herein by reference:

    (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

    (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended April 2, July 2 and October 1, 1995; and

    (3) the Company's Registration Statement on Form 8-A registering the Common Stock under Section 12(g) of the Exchange Act.

    All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to December 14, 1995 and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the Secretary of the Company, 1821 West Iomega Way, Roy, Utah 84067 (telephone: (801) 778-1000).

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants..............................................        F-2
Consolidated Balance Sheets as of December 31, 1993 and 1994 and October 1, 1995......        F-3
Consolidated Statements of Operations for the years ended December 31, 1992, 1993 and
 1994 and the nine months ended October 2, 1994 and October 1, 1995...................        F-5
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1992,
 1993 and 1994 and the nine months ended October 1, 1995..............................        F-6
Consolidated Statements of Cash Flows for the years ended December 31, 1992, 1993 and
 1994 and the nine months ended October 2, 1994 and October 1, 1995...................        F-9
Notes to Consolidated Financial Statements............................................       F-10

    After the stock split and the increase in the authorized common stock described in Note 13 to the consolidated financial statements are effected, we expect to be in a position to render the following audit report.

                                          ARTHUR ANDERSEN LLP

Salt Lake City, Utah
January 25, 1995

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Iomega Corporation:

    We have audited the accompanying consolidated balance sheets of Iomega Corporation (a Delaware corporation) and subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iomega Corporation and subsidiaries as of December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

    As explained in Note 3 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for income taxes.

Salt Lake City, Utah
January 25, 1995 (except with respect to the matters
discussed in Note 13, as to
which the date is          )

                      IOMEGA CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                     ASSETS

                                                                                     DECEMBER 31,
                                                                                 --------------------  OCTOBER 1,
                                                                                   1993       1994        1995
                                                                                 ---------  ---------  -----------
                                                                                                       (UNAUDITED)
Current Assets:

  Cash and cash equivalents....................................................  $  18,804  $  16,861   $      --

  Temporary investments                                                                 --      2,932          --

  Trade receivables, less allowance for doubtful accounts of
   $1,547, $1,627 and $1,498, respectively.....................................     21,685     18,892      53,519

  Inventories..................................................................     13,572     17,318      52,681

  Deferred tax assets (net)....................................................      2,494        477       2,037

  Other current assets.........................................................      3,018      4,077       4,092
                                                                                 ---------  ---------  -----------

      Total current assets.....................................................     59,573     60,557     112,329
                                                                                 ---------  ---------  -----------

Equipment and Leasehold Improvements, at cost:

  Machinery and equipment......................................................     53,311     45,585      58,052

  Leasehold improvements.......................................................      6,628      6,034       6,293

  Furniture and fixtures.......................................................      4,459      4,737       4,775

  Equipment and construction in process........................................        987      2,837      12,522
                                                                                 ---------  ---------  -----------

                                                                                    65,385     59,193      81,642

  Less: Accumulated depreciation and amortization..............................    (47,025)   (43,917)    (47,740)
                                                                                 ---------  ---------  -----------

                                                                                    18,360     15,276      33,902
                                                                                 ---------  ---------  -----------

Deferred Tax Assets (Net)......................................................      2,491         --       1,408
                                                                                 ---------  ---------  -----------

Other Assets...................................................................        665         --          --
                                                                                 ---------  ---------  -----------

                                                                                 $  81,089  $  75,833   $ 147,639
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                      IOMEGA CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                        (IN THOUSANDS EXCEPT SHARE DATA)
                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                                     DECEMBER 31,
                                                                                 --------------------  OCTOBER 1,
                                                                                   1993       1994        1995
                                                                                 ---------  ---------  -----------
                                                                                                       (UNAUDITED)
Current Liabilities:
  Notes payable................................................................  $      --  $      --   $  21,791
  Accounts payable.............................................................      7,067      7,228      47,366
  Accrued restructuring costs..................................................      6,818         --          --
  Accrued payroll and bonus....................................................      1,947      3,047       2,063
  Deferred revenue.............................................................      1,494      1,947       1,610
  Accrued vacation.............................................................      1,790      1,954       2,487
  Accrued warranty.............................................................      2,497      3,943       4,326
  Other accrued liabilities....................................................      7,410      7,620      12,928
  Income taxes payable.........................................................         --         --       2,014
  Current portion of capitalized lease obligations.............................         --         --         462
                                                                                 ---------  ---------  -----------
      Total current liabilities................................................     29,023     25,739      95,047
                                                                                 ---------  ---------  -----------
Commitments and Contingencies (Note 4)
Capitalized Lease Obligations, net of current portion..........................         --         --         924
Series A Convertible Preferred Stock; Authorized 1,200,000 shares; Outstanding
 258,962 and 258,816 and 0 shares, respectively (Mandatory Redemption Price
 $5.00 per share)..............................................................        976      1,031          --
                                                                                 ---------  ---------  -----------
Shareholders' Equity:
  Preferred Stock, $0.01 par value; Authorized 3,300,000 shares, none issued...         --         --          --
  Series C Junior Participating Preferred Stock; $0.01 par value; Authorized
   250,000 shares, none issued.................................................         --         --          --
  Common Stock, $.03 1/3 par value; Authorized 150,000,000 shares, issued
   53,043,780, 55,559,247 and 58,295,028 shares, respectively (includes effects
   of stock splits (see Notes 2 and 13)).......................................      1,768      1,852       1,944
  Note receivable from shareholder.............................................       (597)      (597)         --
  Additional paid-in capital...................................................     58,904     47,023      50,394
  Accumulated earnings (deficit)...............................................      2,744        785        (670)
  Less: 8,674,764 Common Stock treasury shares, at cost........................    (11,729)        --          --
                                                                                 ---------  ---------  -----------
      Total shareholders' equity...............................................     51,090     49,063      51,668
                                                                                 ---------  ---------  -----------
                                                                                 $  81,089  $  75,833   $ 147,639
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                      IOMEGA CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             NINE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,       ----------------------
                                                       ----------------------------------  OCTOBER 2,  OCTOBER 1,
                                                          1992        1993        1994        1994        1995
                                                       ----------  ----------  ----------  ----------  ----------
                                                                                                (UNAUDITED)
Sales................................................  $  139,174  $  147,123  $  141,380  $  102,907  $  177,427
Cost of Sales........................................      74,090      92,585      92,453      67,796     132,527
                                                       ----------  ----------  ----------  ----------  ----------
Gross Margin.........................................      65,084      54,538      48,927      35,111      44,900
                                                       ----------  ----------  ----------  ----------  ----------
Operating Expenses:
  Selling, general and administrative................      37,572      38,862      36,862      27,061      33,389
  Research and development...........................      21,959      18,972      15,438      11,196      12,793
  Restructuring costs (reversal).....................          --      14,131      (2,491)         --          --
                                                       ----------  ----------  ----------  ----------  ----------
      Total operating expenses.......................      59,531      71,965      49,809      38,257      46,182
                                                       ----------  ----------  ----------  ----------  ----------
Operating Income (Loss)..............................       5,553     (17,427)       (882)     (3,146)     (1,282)
  Foreign currency gain (loss).......................         380         328         353         119      (1,232)
  Interest income....................................       1,102         620         871         621         698
  Interest expense...................................         (54)        (70)        (15)        (14)       (534)
  Other income (expense).............................        (836)       (107)       (301)        533         763
                                                       ----------  ----------  ----------  ----------  ----------
Income (Loss) Before Income Taxes and Cumulative
 Effect of Accounting Change.........................       6,145     (16,656)         26      (1,887)     (1,587)
Benefit (Provision) for Income Taxes.................      (1,474)       (206)     (1,908)     (1,274)        167
                                                       ----------  ----------  ----------  ----------  ----------
Net Income (Loss) Before Cumulative Effect of
 Accounting Change...................................       4,671     (16,862)     (1,882)     (3,161)     (1,420)
Cumulative Effect of Accounting Change...............          --       2,337          --          --          --
                                                       ----------  ----------  ----------  ----------  ----------
  Net Income (Loss)..................................  $    4,671  $  (14,525) $   (1,882) $   (3,161) $   (1,420)
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Net Income (Loss) Per Common Share:
  Net income (loss) before cumulative effect of
   accounting change.................................  $     0.08  $    (0.31) $    (0.03) $    (0.06) $    (0.02)
  Cumulative effect of accounting change.............          --        0.04          --          --          --
                                                       ----------  ----------  ----------  ----------  ----------
  Net income (loss)..................................  $     0.08  $    (0.27) $    (0.03) $    (0.06) $    (0.02)
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Weighted Average Common Shares Outstanding
  (Includes effects of stock splits (see Notes 2 and
   13))..............................................      60,795      54,318      55,419      55,380      57,132
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      IOMEGA CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                           COMMON STOCK        NOTE RECEIVABLE  ADDITIONAL   ACCUMULATED
                                     ------------------------       FROM          PAID-IN      EARNINGS     TREASURY
                                        SHARES       AMOUNT      SHAREHOLDER      CAPITAL     (DEFICIT)      STOCK       TOTAL
                                     -------------  ---------  ---------------  -----------  ------------  ----------  ---------
Balances at December 31, 1991......     50,885,499  $   1,696     $      --      $  56,994    $   12,752   $   (6,597) $  64,845
Sale of shares to employees at an
 average price of $.68 cash per
 share.............................        705,393         24            --            456            --           --        480
Purchase of 2,546,700 shares at an
 average cost of $2.06 cash per
 share.............................             --         --            --             --            --       (5,248)    (5,248)
Accretion of Series A Convertible
 Preferred Stock redemption
 premium...........................             --         --            --            (50)           --           --        (50)
Dividends on Series A Convertible
 Preferred Stock...................             --         --            --             --           (76)          --        (76)
Tax benefit from early dispositions
 of employee stock.................             --         --            --            200            --           --        200
Recognition of compensation from
 Employee Stock Purchase Plan......             --         --            --             60            --           --         60
Issuance of 59,436 treasury shares
 under Employee Stock Purchase
 Plan..............................             --         --            --             86            --           56        142
Net Income.........................             --         --            --             --         4,671           --      4,671
                                     -------------  ---------        ------     -----------  ------------  ----------  ---------
Balances at December 31, 1992......     51,590,892      1,720            --         57,746        17,347      (11,789)    65,024
Sale of shares to employees at an
 average price of $.69 cash per
 share.............................        570,888         19            --            373            --           --        392
Sale of shares to officer at an
 average price of $.68 per share
 for a note receivable.............        882,000         29          (597)           568            --           --         --
Accretion of Series A Convertible
 Preferred Stock redemption
 premium...........................             --         --            --            (51)           --           --        (51)
Dividends on Series A Convertible
 Preferred Stock...................             --         --            --             --           (78)          --        (78)
Tax benefit from early dispositions
 of employee stock.................             --         --            --            214            --           --        214
Recognition of compensation from
 Employee Stock Purchase Plan......             --         --            --             84            --           --         84
Issuance of 34,653 treasury shares
 under Employee Stock Purchase
 Plan..............................             --         --            --            (30)           --           60         30
Net Loss...........................             --         --            --             --       (14,525)          --    (14,525)
                                     -------------  ---------        ------     -----------  ------------  ----------  ---------
Balances at December 31, 1993......     53,043,780      1,768          (597)        58,904         2,744      (11,729)    51,090

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      IOMEGA CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               NOTE RECEIVABLE  ADDITIONAL   ACCUMULATED
                                                                    FROM          PAID-IN      EARNINGS     TREASURY
                                        SHARES       AMOUNT      SHAREHOLDER      CAPITAL     (DEFICIT)      STOCK       TOTAL
                                     -------------  ---------  ---------------  -----------  ------------  ----------  ---------
Sale of shares to employees at an
 average price of $.56 cash per
 share.............................        473,703         16            --            240            --           --        256
Purchase of 390,000 shares at an
 average cost of $.78 cash per
 share.............................             --         --            --             --            --         (305)      (305)
Accretion of Series A Convertible
 Preferred Stock redemption
 premium...........................             --         --            --            (55)           --           --        (55)
Dividends on Series A Convertible
 Preferred Stock...................             --         --            --             --           (77)          --        (77)
Tax benefit from early dispositions
 of employee stock.................             --         --            --             28            --           --         28
Recognition of compensation from
 Employee Stock Purchase Plan......             --         --            --              8            --           --          8
Issuance of 15,171 treasury shared
 under Employee Stock Purchase
 Plan..............................             --         --            --            (17)           --           17         --
Five-for-four Common Stock split
 effected in the form of a 25%
 stock dividend....................      2,041,764         68            --        (12,085)           --       12,017         --
Net Loss...........................             --         --            --             --        (1,882)          --     (1,882)
                                     -------------  ---------        ------     -----------  ------------  ----------  ---------
Balances at December 31, 1994......     55,559,247      1,852          (597)        47,023           785           --     49,063

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      IOMEGA CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               NOTE RECEIVABLE  ADDITIONAL   ACCUMULATED
                                                                    FROM          PAID-IN      EARNINGS     TREASURY
                                        SHARES       AMOUNT      SHAREHOLDER      CAPITAL     (DEFICIT)      STOCK       TOTAL
                                     -------------  ---------  ---------------  -----------  ------------  ----------  ---------
(UNAUDITED)
Sale of shares to employees at an
 average price of $.86 cash per
 share.............................      1,905,444         64            --          1,567            --           --      1,631
Sale of shares to an officer at an
 average price of $.59 per share
 for a note receivable.............        496,875         17          (283)           266            --           --         --
Accretion of Series A Convertible
 Preferred Stock redemption
 premium...........................             --         --            --            (14)           --           --        (14)
Dividends on Series A Convertible
 Preferred Stock...................             --         --            --             --           (35)          --        (35)
Tax benefit from early dispositions
 of employee stock.................             --         --            --            244            --           --        244
Recognition of compensation from
 Employee Stock Purchase Plan......             --         --            --            102            --           --        102
Conversion of Series A Convertible
 Preferred Stock to Common Stock...        318,600         11            --          1,194            --           --      1,205
Issuance of Common Shares under
 Employee Stock Purchase Plan......         14,862         --            --             12            --           --         12
Payment of notes receivable from
 shareholders......................             --         --           880             --            --           --        880
Net Loss...........................             --         --            --             --        (1,420)          --     (1,420)
                                     -------------  ---------        ------     -----------  ------------  ----------  ---------
Balances at October 1, 1995
 (unaudited).......................     58,295,028  $   1,944     $      --      $  50,394    $     (670)  $       --  $  51,668
                                     -------------  ---------        ------     -----------  ------------  ----------  ---------
                                     -------------  ---------        ------     -----------  ------------  ----------  ---------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      IOMEGA CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                          NINE MONTHS ENDED
                                                                         YEARS ENDED DECEMBER 31,      ------------------------
                                                                      -------------------------------  OCTOBER 2,   OCTOBER 1,
                                                                        1992       1993       1994        1994         1995
                                                                      ---------  ---------  ---------  -----------  -----------
                                                                                                             (UNAUDITED)
Increase (Decrease) in Cash and Cash Equivalents
Cash Flows from Operating Activities:
    Net Income (Loss)...............................................  $   4,671  $ (14,525) $  (1,882)  $  (3,161)   $  (1,420)
    Non-Cash Revenue and Expense Adjustments:
        Depreciation and amortization expense.......................      6,447      8,472      6,853       5,138        6,198
        Cumulative effect of accounting change......................         --     (2,337)        --          --           --
        Deferred income tax provision (benefit).....................         --         --      4,508       2,700       (2,968)
        Gain on sale of property held for resale....................         --       (459)        --          --           --
        Change in restructuring reserves............................         --      5,554      1,590       1,015           --
        Other.......................................................        373       (292)      (314)        128         (489)
    Changes in Assets and Liabilities:
        Trade receivables (net).....................................      3,686     (6,203)     2,793       2,215      (34,627)
        Inventories.................................................     (6,527)     3,786     (3,747)     (2,066)     (35,363)
        Income taxes receivable/payable.............................         --         --         --        (831)       3,696
        Other current assets........................................       (645)      (694)    (1,135)       (464)      (1,980)
        Accounts payable............................................       (659)     1,696        161         490       40,138
        Accrued liabilities.........................................        524      6,333     (3,516)       (722)       5,058
                                                                      ---------  ---------  ---------  -----------  -----------
            Net cash provided from (used in) operating activities...      7,870      1,331      5,311       4,442      (21,757)
                                                                      ---------  ---------  ---------  -----------  -----------
Cash Flows from Investing Activities:
    Purchase of equipment and leasehold improvements................    (12,980)    (6,567)    (7,083)     (3,697)     (24,221)
    Purchase of temporary investments...............................         --         --     (8,825)         --       (2,090)
    Sale of temporary investments...................................         --         --      5,893          --        5,022
    Prepayment of royalties.........................................     (2,000)    (1,000)        --          --           --
    Proceeds from sale of property held for resale..................         --      4,461         --          --           --
    Proceeds from sale of research and development assets...........         --         --      2,792       2,792           --
    Net (increase) decrease in other assets.........................       (151)       343        (10)         (5)          --
                                                                      ---------  ---------  ---------  -----------  -----------
            Net cash used in investing activities...................    (15,131)    (2,763)    (7,233)       (910)     (21,289)
                                                                      ---------  ---------  ---------  -----------  -----------
Cash Flows from Financing Activities:
    Proceeds from sales of Common Stock.............................        566        402        256         201        1,914
    Proceeds from notes payable.....................................         --         --         --          --       79,222
    Payments on notes payable and capitalized lease obligations.....       (153)       (11)        --          --      (56,045)
    Tax benefit from early dispositions of employee stock...........        200        214         28          --          244
    Redemption of Series A Convertible Stock........................         (2)        (2)        --          --          (30)
    Purchase of treasury stock......................................     (5,248)        --       (305)       (305)          --
    Utilization of treasury stock for Stock Purchase Plan...........         56         20         --          --           --
    Payment of dividends on Preferred Stock.........................        (78)       (78)        --          --           --
    Proceeds from notes receivable from shareholders................         --         --         --          --          880
                                                                      ---------  ---------  ---------  -----------  -----------
            Net cash provided from (used in) financing activities...     (4,659)       545        (21)       (104)      26,185
                                                                      ---------  ---------  ---------  -----------  -----------
Net Change in Cash and Cash Equivalents.............................    (11,920)      (887)    (1,943)      3,428      (16,861)
Cash and Cash Equivalents at Beginning of the Period................     31,611     19,691     18,804      18,804       16,861
                                                                      ---------  ---------  ---------  -----------  -----------
Cash and Cash Equivalents at End of the Period......................  $  19,691  $  18,804  $  16,861   $  22,232    $      --
                                                                      ---------  ---------  ---------  -----------  -----------
                                                                      ---------  ---------  ---------  -----------  -----------
Supplemental Schedule of Non-Cash Investing and Financing
    Activities:
        Net receivable (payable) associated with revaluation of
          forward exchange contracts................................  $     (48) $      49  $    (111)  $     109    $    (892)
                                                                      ---------  ---------  ---------  -----------  -----------
                                                                      ---------  ---------  ---------  -----------  -----------
        Sale of Common Stock for a Note.............................  $      --  $     597  $      --   $      --    $     283
                                                                      ---------  ---------  ---------  -----------  -----------
                                                                      ---------  ---------  ---------  -----------  -----------
        Conversion of Series A Preferred Stock to Common Stock......  $      --  $      --  $      --   $      --    $   1,205
                                                                      ---------  ---------  ---------  -----------  -----------
                                                                      ---------  ---------  ---------  -----------  -----------
        Machinery and equipment financed under capitalized lease
          obligations...............................................  $          $          $           $            $   1,386
                                                                      ---------  ---------  ---------  -----------  -----------
                                                                      ---------  ---------  ---------  -----------  -----------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      IOMEGA CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all material intercompany accounts and transactions.

    REVENUE RECOGNITION

    Revenue is recognized when units are shipped to customers. However, revenue recognition is deferred on shipments to distributors whose inventory is in excess of normal distributor inventory requirements. The gross margin associated with deferral of sales in excess of normal distributor inventory requirements and estimated potential product returns totaled $1,494,000, $1,947,000 and $1,610,000 at December 31, 1993 and 1994 and October 1, 1995, respectively, and is recorded in deferred revenue.

    PRICE PROTECTION

    The Company has agreements with certain of its customers which, in the event of a price decrease, allow those customers (subject to certain limitations) credit equal to the difference between the price originally paid and the reduced price on units in the customers' inventories at the date of the price decrease. When a price decrease is anticipated, the Company establishes reserves for amounts estimated to be reimbursed to the qualifying customers.

    INVENTORIES

    Inventories include direct materials, direct labor, and manufacturing overhead costs and are recorded at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

                                                                           DECEMBER 31,
                                                                       --------------------
                                                                         1993       1994
                                                                       ---------  ---------  OCTOBER 1,
                                                                                                1995
                                                                                             -----------
                                                                                             (UNAUDITED)
Raw materials........................................................  $   6,979  $   7,524   $  32,810
Work-in-process......................................................      2,030      4,839      17,645
Finished goods.......................................................      4,563      4,955       2,226
                                                                       ---------  ---------  -----------
                                                                       $  13,572  $  17,318   $  52,681
                                                                       ---------  ---------  -----------
                                                                       ---------  ---------  -----------

    EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    When property is retired or otherwise disposed of, the book value of the property is removed from the asset and related accumulated depreciation and amortization accounts, and the net gain or loss is included in the determination of net income. Depreciation is provided based on the straight-line method over the following estimated useful lives of the property.

                                                                               2 - 5
Machinery and equipment.................................................       years
Leasehold improvements..................................................     5 years
Furniture and fixtures..................................................    10 years

    PRODUCT DEVELOPMENT

    Product research and development costs are expensed as incurred.

    WARRANTY COSTS

    A one-year limited warranty is generally provided on the Company's Zip drives. Zip cartridges carry a limited lifetime warranty. A two-year limited warranty is generally provided on Bernoulli disk drives and disk drive subsystems. A one-year limited warranty is generally provided on Floptical drives, and magneto-optical disks. A two or five-year limited warranty is generally provided on the tape drives and tape media. A five-year limited warranty is generally provided on Bernoulli 5 1/4 inch disks. The Floptical media carries a limited lifetime

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) warranty. A five-year limited warranty is generally provided on certain brands of the removable hard disk cartridges and a lifetime warranty is provided on a specific brand. Warranty costs of the removable hard disk cartridges are shared with the manufacturer. The estimated warranty costs to be incurred are accrued at the time of sale.

    NET INCOME (LOSS) PER COMMON SHARE

    Net income (loss) per common share is based on the weighted average number of shares of Common Stock and dilutive common stock equivalent shares outstanding during the year. Common stock equivalent shares consist primarily of stock options and convertible preferred stock that have a dilutive effect when applying the treasury stock method. In periods where losses are recorded, common stock equivalents would decrease the loss per share and are therefore not added to weighted average shares outstanding. The outstanding shares and earnings per share have been restated for all periods presented to reflect the impact of the stock splits described in Notes 2 and 13.

    FOREIGN CURRENCY TRANSLATION

    For purposes of consolidating foreign operations, the functional currency for its foreign operations is the U.S. dollar. Therefore, translation gains and losses are included in the determination of income as a component of other income and expense.

    INCOME TAXES

    The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled.

    General business tax credits are accounted for using the "liability" method, which reduces Federal income tax expense in the year in which these credits are generated.

    CASH EQUIVALENTS AND TEMPORARY INVESTMENTS

    For purposes of cash flows, the Company considers all highly liquid debt instruments purchased with maturities of three or fewer months to be cash equivalents. Instruments with maturities in excess of three months are classified as temporary investments. At December 31, 1994, all temporary investments had maturities of less than six months. Cash equivalents and temporary investments primarily consist of certificates of deposit (CD's), investments in money market mutual funds, commercial paper and banker's acceptances and are recorded at cost which approximates market. Accordingly, the Company classifies all cash equivalents and temporary investments as held to maturity.

    The Company's policy is to invest in high quality commercial paper of reputable companies rated at A2P2 or above. The diversification of risk is consistent with Company policy to maintain liquidity and ensure safety of deposit. The CD's collateralize the letters of credit described in Note 4.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The book value of the Company's financial instruments approximates fair value. The estimated fair values have been determined using appropriate market information and valuation methodologies.

    UNAUDITED INFORMATION

    The accompanying financial data as of October 1, 1995 and for the nine-month periods ended October 2, 1994 and October 1, 1995 is unaudited and has been prepared on substantially the same basis as the annual

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) financial statements. In the opinion of management, the unaudited information contains all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of operations as of such date and for such periods.

    RECLASSIFICATIONS

    Certain reclassifications have been made in prior period's consolidated financial statements to conform to the current period presentation.

(2) NOVEMBER 1994 STOCK SPLIT
    On October 27, 1994, the Company's Board of Directors declared a 5-for-4 stock split which was effected in the form of a 25% Common Stock dividend paid on November 23, 1994 to stockholders of record at the close of business on November 9, 1994 ("November 1994 Stock Split"). The Company paid cash in lieu of issuing fractional shares. In connection with the November 1994 Stock Split, the Board of Directors approved the issuance of 5 stock options for every 4 stock options outstanding and reduced the option price by 25%.

    The transaction has been accounted for as a stock split. Of the shares of Common Stock distributed by the Company in connection with the November 1994 Stock Split, approximately 9,051,000 were treasury shares and the remainder were authorized but unissued shares. The cost of the treasury shares and authorized but unissued shares was recorded as a reduction in additional paid-in capital. All earnings per share and outstanding shares have been retroactively restated in the financial statements for all periods presented.

(3) INCOME TAXES
    Loss before income taxes and cumulative effect of accounting change was comprised of $7,338,000 for domestic operations and $9,318,000 for foreign operations in 1993. Income before income taxes is comprised of $208,000 for domestic operations and a loss of $182,000 for foreign operations in 1994.

    Provision for income taxes consists of the following:

December 31,                                                                 1992       1993       1994
                                                                           ---------  ---------  ---------
                                                                                   (IN THOUSANDS)
Current Income Taxes:
  Federal................................................................  $    (980) $    (164) $   1,217
  State..................................................................       (307)       (22)       208
  Foreign................................................................         --         --         --
                                                                           ---------  ---------  ---------
                                                                              (1,287)      (186)     1,425
                                                                           ---------  ---------  ---------
Prepaid (Deferred) Taxes:
  Federal................................................................       (187)     7,486         (6)
  State..................................................................         --         --         --
  Change in Valuation Allowance..........................................         --     (7,506)    (3,327)
                                                                           ---------  ---------  ---------
                                                                                (187)       (20)    (3,333)
                                                                           ---------  ---------  ---------
Provision for Income Taxes...............................................  $  (1,474) $    (206) $  (1,908)
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). In accordance with the provisions of SFAS No. 109, the Company recognized the cumulative effect of this accounting change totaling $2.3 million in the consolidated statement of operations for the year ended December 31, 1993.

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(3) INCOME TAXES (CONTINUED)
    The accounting change resulted in a $3.8 million increase in the deferred tax asset. The increase was reduced by a $1.5 million valuation allowance resulting in a current benefit of $2.3 million recorded in the first quarter of 1993. The Company established the $1.5 million valuation allowance for the foreign net operating loss carryover and a portion of the other deferred assets which may not be realized.

    The valuation allowance for deferred tax assets was increased by $3.2 million in the first quarter of 1994. This increase in the valuation allowance was partially offset by a $.5 million increase in the deferred tax assets resulting in a $2.7 million reduction of the net deferred tax asset. Included in the results for the third quarter of 1994 was a current combined federal and state tax benefit of $1.4 million. This benefit was due to a change in the estimated 1993 transfer price of products sold by the Company to its German subsidiary. The change in transfer price was the result of an independent economic study.

    At December 31, 1994, the Company had $12.9 million of deferred tax assets. The deferred assets have been reduced by a $12.3 million valuation allowance. This allowance (an increase for the year of $3.3 million) has been established for the foreign net operating loss and research credit carryover assets and temporary differences which will not be realized in 1995. As of December 31, 1994, the Company has not assumed future profitability in determining the realizability of the net deferred tax assets.

    The components of and the changes in the net deferred tax assets and liabilities for the year ended December 31, 1994 are as follows:

                                                                                 DEFERRED
                                                                 DECEMBER 31,    (EXPENSE)   DECEMBER 31,
                                                                     1993         BENEFIT        1994
                                                                 -------------  -----------  -------------
                                                                              (IN THOUSANDS)
Deferred tax assets:
  Bad debt reserves............................................    $     469     $      13    $       482
  Inventory reserves...........................................          824           116            940
  Fixed asset reserves.........................................           21            15             36
  Accrued expense reserves.....................................        2,994         1,602          4,596
  Inventory unicap adjustment..................................          151             9            160
  Foreign net operating loss carryover.........................        3,024        (1,531)         1,493
  Research credit carryover....................................        3,480         1,885          5,365
  Intercompany profit in inventory.............................           31            64             95
  Restructuring charges........................................        3,502        (3,502)            --
  Other........................................................         (382)          166           (216)
                                                                 -------------  -----------  -------------
Total deferred tax assets......................................       14,114        (1,163)        12,951
Valuation allowance............................................       (9,006)       (3,327)       (12,333)
                                                                 -------------  -----------  -------------
Deferred tax asset net of Valuation allowance..................        5,108        (4,490)           618
Deferred tax liabilities:
  Accelerated depreciation.....................................         (123)          (18)          (141)
                                                                 -------------  -----------  -------------
Net deferred tax assets........................................    $   4,985     $  (4,508)   $       477
                                                                 -------------  -----------  -------------
                                                                 -------------  -----------  -------------

    Cash paid  for income  taxes was  $2,215,000 in  1992, $1,322,000  in  1993,
$94,000 in 1994, and $50,000 for the nine months ended October 1, 1995.

    As of December 31, 1994, the Company has a current domestic tax loss which will be carried back against prior years' taxable income. The Company has a foreign tax operating loss carryforward of $4,950,000 at December 31, 1994.

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(3) INCOME TAXES (CONTINUED)
    As of December 31, 1994, the Company has tax credit carryforwards of approximately $5.6 million for financial reporting purposes and $4.5 million for regular income tax reporting purposes, expiring on various dates through 2008. The difference between financial and regular tax credit carryforwards is attributable to the assumed carryback of 1994 temporary differences for financial reporting purposes to prior years taxable income.

    The  Company's 1994 and  1992 regular federal income  tax provision has been
reduced  to  the   "alternative  minimum   tax"  by   general  business   credit
carryforwards.

    The difference between income taxes at the statutory tax rate and the actual rate is shown in the following table (in thousands).

December 31,                                                   1992       1993       1994
                                                             ---------  ---------  ---------
Federal Statutory Rate.....................................  $  (2,089) $   5,663  $      (9)
Utilization of Tax Credits.................................        981        947          4
Loss from Foreign Subsidiary...............................       (708)        --         --
Change in Transfer Price...................................         --         --      1,400
Deductible Items...........................................         74         21         --
State Income Taxes.........................................       (307)       669        (22)
Increase in Deferred Asset Valuation Reserve...............         --     (7,506)    (3,327)
Other......................................................        575         --         46
                                                             ---------  ---------  ---------
Provision for Income Taxes.................................  $  (1,474) $    (206) $  (1,908)
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

(4) COMMITMENTS AND CONTINGENCIES

    LITIGATION

    From time to time, the Company is involved in lawsuits and claims generally incidental to its business. It is the opinion of management, after discussions with legal counsel, that the ultimate dispositions of these suits and claims will not have a material adverse effect on the Company's financial statements.

    LEASE COMMITMENTS

    The Company conducts its operations from leased facilities. Aggregate lease commitments under non-cancelable operating leases in effect at December 31, 1994 are as follows (in thousands):

                                                                                               LEASE
YEARS ENDING DECEMBER 31,                                                                   COMMITMENTS
-----------------------------------------------------------------------------------------  -------------
1995.....................................................................................    $   1,559
1996.....................................................................................          635
1997.....................................................................................          442
1998.....................................................................................           71
1999.....................................................................................           71
                                                                                                ------
                                                                                             $   2,778
                                                                                                ------
                                                                                                ------

    Total rent expense for the years ended December 31, 1992, 1993 and 1994, and the nine months ended October 1, 1995, was approximately $2,128,000, $2,336,000, $1,989,000 and $1,395,000, respectively.

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(4) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    LETTERS OF CREDIT

    The Company has several letters of credit, of which approximately $1,000,000 was outstanding at December 31, 1994. These letters of credit expired on various dates through July 1995 and were secured by Certificates of Deposit. At October 1, 1995 there were approximately $3,800,000 of letters of credit outstanding which expire on various dates through October 1996 and are secured by Certificates of Deposit.

    BONUS PLAN

    The Company's Board of Directors adopted a 1994 bonus plan that provided for bonus payments to officers and key employees. The payment of the 1994 bonuses was contingent upon the Company and the employees achieving certain objectives. At December 31, 1994, the Company had accrued $1,400,000 for management bonuses the majority of which was paid in February and March of 1995.

    PROFIT SHARING PLAN

    In 1991, the Company's Board of Directors adopted a profit sharing plan that provided for payments to all eligible employees of their share of a pool that equaled 6.0% of the Company's annual income before income taxes. In 1994, the plan was amended to 5.0% of the Company's annual income before income taxes. Employees must complete one year of continuous employment to be eligible. Employees receive a share of the profit sharing pool based upon their annual salary as a ratio to total annual salaries of all eligible employees. The Company paid $505,000 of profit sharing for the 1992 profit sharing plan. There were no profit sharing payments for fiscal 1993 and 1994.

    FOREIGN EXCHANGE CONTRACTS

    The Company has commitments to sell foreign currencies relating to forward exchange contracts in order to hedge against future currency fluctuations. At December 31, 1994, existing contracts matured at various dates through May 1995. At December 31, 1994, the Company had 7,500,000 Deutsche Marks in forward exchange sales contracts outstanding.

    The outstanding forward exchange sales contracts at October 1, 1995 are as follows. The contracts mature in February 1996.

Deutsche Marks.................................................    12,170,000  DM
Great Britain Pound............................................     1,095,000  GBP
French Franc...................................................    14,950,000  FRF
Spanish Peseta.................................................   222,000,000  ESP
Italian Lira...................................................  2,490,000,000 ITL

    Gains and losses on foreign currency contracts intended to be used to hedge operating cash flows are reported currently in income. Gains and losses on foreign currency contracts intended to meet firm commitments are deferred and are recognized as part of the cost of the underlying transaction being hedged. At December 31, 1994 and October 1, 1995, all of the Company's foreign currency contracts are being used to hedge operating cash flows. The Company's theoretical risk in these transactions is the cost of replacing, at current market rates, these contracts in the event of default by the counterparty.

(5) PREFERRED STOCK
    The Company has authorized the issuance of up to 5 million shares of Preferred Stock, $.01 par value per share. The Company's Board of Directors has the authority, without further shareholder approval, to issue Preferred Stock in one or more series and to fix the rights and preferences thereof. During 1987, in connection with the settlement of litigation, the Company designated 1,200,000 shares of Preferred Stock as Series A

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(5) PREFERRED STOCK (CONTINUED)
Convertible Preferred Stock. These shares were issued in 1989. In July 1989, the Company designated 250,000 shares of Preferred Stock as Series C Junior Participating Preferred Stock in connection with its Shareholder Rights Plan (see Note 6).

    SERIES A CONVERTIBLE PREFERRED STOCK

    Each share of Series A Convertible Preferred Stock (Series A Stock): (1) has a liquidation preference of $5; (2) accrues dividends at a rate of 6% (which shall accrue but not be paid if the Company's after-tax net income is insufficient to pay them); (3) is convertible, provided the fair market value of the Common Stock is at least $4 per share, by either the holders of the Series A Stock or the Company, into the number of shares of Common Stock determined by dividing $2.50 by the fair market value of the Common Stock at the time of conversion; (4) will be redeemed by the Company on the tenth anniversary of its issuance at a price of $5 plus accrued but unpaid dividends; and (5) has no voting rights, except as required by law. At December 31, 1994, the accrued but unpaid dividends were $155,000.

    In March 1990, the Company offered to purchase all of the outstanding shares of its Series A Stock at a price of $2.00 per share in cash in order to reduce the administrative costs and dividend requirements and provide stockholders with an opportunity to sell their shares. The Company believes there was no established trading market for the Series A Stock at the time of the offer. In 1990, the Company acquired approximately 935,000 shares of Series A Stock for approximately $2.0 million. In 1991, the Company acquired 5,388 shares for approximately $11,000. In 1992, 1993 and 1994, the Company repurchased a minimal number of shares.

    Effective June 16, 1995, the Company exercised its right to require the conversion of all outstanding Series A Stock into the Company's Common Stock pursuant to the original conversion terms. Upon conversion, 318,600 shares of Common Stock were issued to the Series A Stock shareholders. Any such fractional shares were paid with cash in lieu of stock.

    Common shares issued on conversion of the Series A Stock were recorded at the net carrying value of such Series A Stock, plus accrued dividends.

    SERIES C JUNIOR PARTICIPATING PREFERRED STOCK

    Each share of Series C Junior Participating Preferred Stock (Series C Stock) will: (1) have a liquidation preference of $375 per share; (2) have rights to dividends, subject to the rights of any series of Preferred Stock ranking prior and superior to the Series C Stock, when and if declared by the Board of Directors; (3) not be redeemable; and (4) have voting rights which entitle the holder to 375 votes per share.

(6) PREFERRED STOCK PURCHASE RIGHTS
    In July 1989, the Company adopted a Shareholder Rights Plan and declared a dividend of four-fifteenths of one preferred stock purchase right for each outstanding share of Common Stock. Under certain conditions, each right may be exercised to purchase one one-hundredth of a share of Series C Stock at an exercise price of $15. The rights will be exercisable only if a person or group has acquired beneficial ownership of 20% or more of the Common Stock or announced a tender or exchange offer that would result in such a person or group owning 30% or more of the Common Stock. The Company generally will be entitled to redeem the rights at $.01 per right at any time until the tenth day following public announcement that a 20% stock position has been acquired and in certain other circumstances.

    If any person or group becomes a beneficial owner of 25% or more of the Common Stock (except pursuant to a tender or exchange offer for all shares at a fair price as determined by the outside members of the Board of Directors) or if a 20% stockholder consolidates or merges into or engages in certain self-dealing transactions with the Company, each right not owned by a 20% stockholder will enable its holder to purchase such number of

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(6) PREFERRED STOCK PURCHASE RIGHTS (CONTINUED) shares of Common Stock as is equal to the exercise price of the right divided by one-half of the current market price of the Common Stock on the date of the occurrence of the event. In addition, if the Company engages in a merger or other business combination with another person or group in which it is not the surviving corporation or in connection with which its Common Stock is changed or converted, or if the Company sells or transfers 50% or more of its assets or earning power to another person, each right that has not previously been exercised will entitle its holder to purchase such number of shares of Common Stock of such other person as is equal to the exercise price of the right divided by one-half of the current market price of such Common Stock on the date of the occurrence of the event.

(7) STOCK OPTIONS

    STOCK OPTION PLANS

    The Company has a 1981 Stock Option Plan (the "1981 Option Plan") and a 1987 Stock Option Plan (the "1987 Option Plan"). The 1981 Option Plan has expired and no further options may be granted under this plan; however, outstanding options previously granted under this plan remain in effect. Both plans permit the granting of incentive and nonstatutory stock options. The plans cover an aggregate of 20,625,000 shares of Common Stock. The exercise price of options granted under the 1987 Option Plan may not be less than 100% of the fair market value of the Common Stock at the date of grant in the case of incentive stock options, and may not be less than 25% of the fair market value of the Common Stock at the date of grant in the case of nonstatutory stock options.

    Options under both plans must be exercised within ten years from the date of grant in the case of incentive stock options and within ten years and one month from the date of grant in the case of nonstatutory stock options, or sooner if so specified within the option agreement. At December 31, 1994, the Company had reserved an aggregate of 13,607,643 shares for issuance upon exercise of options granted or to be granted under these plans.

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(7) STOCK OPTIONS (CONTINUED)
    The following table presents the aggregate options granted, forfeited, and exercised under the 1981 and 1987 Option Plans for the years ended December 31, 1992, 1993 and 1994, and for the nine months ended October 1, 1995 at their respective exercise price ranges. All options and option prices have been restated for the stock splits (see Notes 2 and 13).

                                                                 DECEMBER 31,
                                                     ------------------------------------  OCTOBER 1,
                                                        1992        1993         1994         1995
                                                     ----------  -----------  -----------  -----------
Options outstanding at January 1,..................   9,231,450    8,934,153    7,049,169    7,361,262
Options granted (1992 at prices from $1.57 to
 $2.92; 1993 at prices from $0.70 to $1.90; 1994 at
 prices from $0.60 to $1.06; 1995 at prices from
 $1.13 to $9.41 per share).........................     503,862      305,034    2,204,625      735,000
Options forfeited (1992 at prices from $1.00 to
 $2.57; 1993 at prices from $0.27 to $2.90; 1994 at
 prices from $0.41 to $2.92; 1995 at prices from
 $1.04 to $2.01 per share).........................     (51,657)    (373,908)  (1,418,391)     (56,625)
Options exercised (1992 at prices from $0.11 to
 $1.40; 1993 at prices from $0.11 to $1.00; 1994 at
 prices from $0.27 to $0.80; 1995 at prices from
 $0.27 to $2.92 per share).........................    (749,502)  (1,816,110)    (474,141)  (1,960,587)
                                                     ----------  -----------  -----------  -----------
Options outstanding at period end, (1992 prices
 from $0.11 to $2.92; 1993 prices from $0.27 to
 $2.92; 1994 prices from $0.27 to $2.92; 1995
 prices from $0.27 to $8.60 per share).............   8,934,153    7,049,169    7,361,262    6,079,050
                                                     ----------  -----------  -----------  -----------
                                                     ----------  -----------  -----------  -----------
Exercisable at period end (prices ranging from
 $0.11 to $2.92 per share).........................   5,981,247    5,660,850    4,886,061    3,496,290
                                                     ----------  -----------  -----------  -----------
                                                     ----------  -----------  -----------  -----------
Reserves for future grant at period end............   5,426,472    5,495,346    6,246,381    5,568,006
                                                     ----------  -----------  -----------  -----------
                                                     ----------  -----------  -----------  -----------

    DIRECTOR STOCK OPTION PLAN

    The 1987 Director Stock Option Plan (the "Director Plan") covered 750,000 shares of Common Stock. The Director Plan provided for the grant to each non-employee director of the Company, on his initial election as a director, an option to purchase 93,750 shares of Common Stock. The exercise price per share of the option is equal to the fair market value of the Company's Common Stock on the date of grant of the option. Options become exercisable in five equal annual installments, commencing one year from the date of grant, provided the holder continues to serve as a director of the Company. Any option granted under the Director Plan must be exercised no later than ten years from the date of grant. All options granted under the Director Plan are nonstatutory options. Subsequent to year end, the Board adopted, and the stockholders approved, the 1995 Director Stock Option Plan. This Plan covers 600,000 shares of Common Stock and provides for the grant to each non-employee director of the Company, on his initial election as a director, an option to purchase 75,000 shares of Common Stock.

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(7) STOCK OPTIONS (CONTINUED)
    The following table presents the aggregate options granted, forfeited and exercised under the Director Plan for the years ended December 31, 1992, 1993 and 1994, and the nine months ended October 1, 1995, at their respective exercise price ranges. All options and option prices have been restated for the stock splits.

                                                                      DECEMBER 31,
                                                             -------------------------------  OCTOBER 1,
                                                               1992       1993       1994        1995
                                                             ---------  ---------  ---------  -----------
Options outstanding at January 1,..........................    468,750    412,500    506,250     600,000
Options granted at $1.17 per share in 1993 and $0.53 per
 share in 1994.............................................         --     93,750    187,500          --
Options exercised at $0.73 per share in 1992; $0.57 per
 share in 1994 and from $0.73 to $0.87 per share in 1995...    (56,250)        --    (93,750)   (225,000 )
                                                             ---------  ---------  ---------  -----------
Options outstanding at period end, (1992 at prices from
 $0.57 to $0.92; 1993 prices from $0.57 to $1.17; 1994
 prices from $0.53 to $1.17; 1995 prices from $0.53 to
 $1.17 per share)..........................................    412,500    506,250    600,000     375,000
                                                             ---------  ---------  ---------  -----------
                                                             ---------  ---------  ---------  -----------
Exercisable at period end, (prices ranging from $0.53 to
 $1.17 per share)..........................................    281,250    281,250    300,000     168,750
                                                             ---------  ---------  ---------  -----------
                                                             ---------  ---------  ---------  -----------
Reserved for future grant at period end....................    281,250    187,500         --          --
                                                             ---------  ---------  ---------  -----------
                                                             ---------  ---------  ---------  -----------

    OTHER STOCK OPTIONS

    In December 1987, the Company granted to each of five of the six members of the Board of Directors an option to purchase 93,750 shares of Common Stock. The exercise price of these options was $0.40 per share in the case of four options, and $0.47 per share in the case of the other option. Each option is exercisable in increments of 18,750 shares per year beginning one year from the date of grant and must be exercised no later than ten years and one month from the date of grant. During 1992, options to purchase 75,000 shares were exercised at $0.40 per share. During 1995, options to purchase 243,750 shares were exercised at prices from $0.40 to $0.47 per share. At December 31, 1994, options for the purchase of 243,750 shares were outstanding and exercisable at prices ranging from $0.40 to $0.47 per share.

(8) STOCK PURCHASE PLAN

    1991 STOCK PURCHASE PLAN

    On January 25, 1991, the Company's Board of Directors approved an employee stock purchase plan for 1991, 1992, and 1993. Eligible employees were allowed to purchase Common Stock at market value on the date coincident with the distribution of the semiannual profit sharing payments. The employee will earn a premium equal to 25% of their original purchase on each of the first four anniversaries of purchase provided the employee is still employed by the Company and the shares are still held by the Company. A total of 4,500,000 shares were approved for the three-year plan with 750,000 shares plus the premium of 750,000 shares approved for each year. Employees participating in the profit sharing plan used up to 66 2/3% of their profit sharing payment to purchase stock. As of December 31, 1994, a total of 130,923 shares have been purchased pursuant to this plan and a total of 26,508 of premium shares have been issued under this plan.

(9) RETIREMENT PLAN
    The Iomega Retirement and Investment Savings (IRIS) Plan permits eligible employees to make tax deferred investments through payroll deductions. Each year the Company may contribute to the IRIS Plan at the discretion of the Board of Directors, based on the prior year's earnings of the Company. The IRIS Plan is

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(9) RETIREMENT PLAN (CONTINUED)
subject to compliance with Section 401(k) of the Internal Revenue Code and the Employee Retirement Income Securities Act of 1974. Under the terms of the IRIS Plan, all contributions are immediately vested in full. The Company contributed approximately $434,000, $398,000, and $319,000 to the IRIS Plan for the years ended December 31, 1992, 1993 and 1994, respectively.

(10) OPERATIONS BY GEOGRAPHIC REGION
    Prior to July 1992, the Company's sales to foreign customers were primarily export sales. In July 1992, the Company's German subsidiary began to ship and invoice the majority of the Company's European sales. The Company still exports to areas outside of Europe. Export sales (excluding European sales subsequent to July 1992) for the years ended December 31, 1992, 1993 and 1994 and for the nine months ended October 1, 1995 were $21,041,000, $7,534,000, $6,133,000 and
$5,335,000, respectively.

    The Company has two primary geographic regions: domestic and foreign. Domestic operations include all U.S. and export operations. Foreign operations are comprised of the subsidiary in Germany and sales offices located in France, Belgium, the United Kingdom, Spain, Italy, Germany, Ireland and Austria. The sales offices in France, Belgium, the United Kingdom, Italy, Spain, Ireland and Austria are branches of U.S. subsidiaries. Inventory is transferred from domestic operations to the German subsidiary at an arms-length price as determined by an independent economic study. Following is a summary of the Company's operations by geographic location.

FOR THE YEAR ENDED DECEMBER 31, 1992:

                                                     DOMESTIC      FOREIGN    INTERCOMPANY
                                                    OPERATIONS   OPERATIONS   TRANSACTIONS   CONSOLIDATED
                                                    -----------  -----------  -------------  ------------
                                                                       (IN THOUSANDS)
Net Sales:
To Unaffiliated Customers.........................   $ 125,391    $  13,783    $        --   $   139,174
To Affiliates.....................................      12,217           --        (12,217 )          --
Cost of Sales.....................................      74,658       10,791        (11,359 )      74,090
                                                    -----------  -----------  -------------  ------------
Gross Margin......................................      62,950        2,992           (858 )      65,084
                                                    -----------  -----------  -------------  ------------
Operating Expenses................................      53,463        6,068             --        59,531
                                                    -----------  -----------  -------------  ------------
Net Income (Loss).................................  $    8,699   $   (3,170 ) $       (858 ) $     4,671
                                                    -----------  -----------  -------------  ------------
                                                    -----------  -----------  -------------  ------------
Identifiable Assets...............................  $   77,507   $   10,398   $       (950 ) $    86,955
Capital Expenditures..............................  $   11,830   $    1,150   $         --   $    12,980

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(10) OPERATIONS BY GEOGRAPHIC REGION (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1993:

                                                     DOMESTIC      FOREIGN    INTERCOMPANY
                                                    OPERATIONS   OPERATIONS   TRANSACTIONS   CONSOLIDATED
                                                    -----------  -----------  -------------  ------------
                                                                       (IN THOUSANDS)
Net Sales:
To Unaffiliated Customers.........................   $ 112,961    $  34,162    $        --   $   147,123
To Affiliates.....................................      26,750           --        (26,750 )          --
Cost of Sales.....................................      89,984       29,997        (27,396 )      92,585
                                                    -----------  -----------  -------------  ------------
Gross Margin......................................      49,727        4,165            646        54,538
                                                    -----------  -----------  -------------  ------------
Operating Expenses................................      58,454       13,511             --        71,965
                                                    -----------  -----------  -------------  ------------
Net Income (Loss).................................  $   (4,147 ) $  (11,024 ) $        646   $   (14,525 )
                                                    -----------  -----------  -------------  ------------
                                                    -----------  -----------  -------------  ------------
Identifiable Assets...............................  $   68,004   $   13,214   $       (129 ) $    81,089
Capital Expenditures..............................  $    4,920   $    1,647   $         --   $     6,567

FOR THE YEAR ENDED DECEMBER 31, 1994:

                                                     DOMESTIC      FOREIGN    INTERCOMPANY
                                                    OPERATIONS   OPERATIONS   TRANSACTIONS   CONSOLIDATED
                                                    -----------  -----------  -------------  ------------
                                                                       (IN THOUSANDS)
Net Sales:
To Unaffiliated Customers.........................   $  95,554    $  45,826    $        --   $   141,380
To Affiliates.....................................      26,393           --        (26,393 )          --
Cost of Sales.....................................      87,305       31,522        (26,374 )      92,453
                                                    -----------  -----------  -------------  ------------
Gross Margin......................................      34,642       14,304            (19 )      48,927
                                                    -----------  -----------  -------------  ------------
Operating Expenses................................      45,049        4,760             --        49,809
                                                    -----------  -----------  -------------  ------------
Net Income (Loss).................................  $   (9,729 ) $    7,866   $        (19 ) $    (1,882 )
                                                    -----------  -----------  -------------  ------------
                                                    -----------  -----------  -------------  ------------
Identifiable Assets...............................  $   61,696   $   14,228   $        (91 ) $    75,833
Capital Expenditures..............................  $    5,894   $    1,189   $         --   $     7,083

FOR THE NINE MONTHS ENDED OCTOBER 1, 1995:

                                                     DOMESTIC      FOREIGN    INTERCOMPANY
                                                    OPERATIONS   OPERATIONS   TRANSACTIONS   CONSOLIDATED
                                                    -----------  -----------  -------------  ------------
                                                                       (IN THOUSANDS)
Net Sales:
To Unaffiliated Customers.........................   $ 132,785    $  44,642    $        --   $   177,427
To Affiliates.....................................      36,751           --        (36,751 )          --
Cost of Sales.....................................     127,468       41,819        (36,760 )     132,527
                                                    -----------  -----------  -------------  ------------
Gross Margin......................................      42,068        2,823              9        44,900
                                                    -----------  -----------  -------------  ------------
Operating Expenses................................      39,257        6,925             --        46,182
                                                    -----------  -----------  -------------  ------------
Net Income (Loss).................................  $    4,779   $   (6,208 ) $          9   $    (1,420 )
                                                    -----------  -----------  -------------  ------------
                                                    -----------  -----------  -------------  ------------
Identifiable Assets...............................  $  130,366   $   17,099   $        174   $   147,639
Capital Expenditures..............................  $   24,035   $      186   $         --   $    24,221

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(11) OTHER MATTERS

    SIGNIFICANT CUSTOMERS

    During 1992, sales to Ingram Micro D., Inc. and Merisel, Inc. accounted for 19% and 10%, respectively, of the Company's sales. During 1993, sales to Ingram Micro D, Inc. accounted for 14% of the Company's sales. During 1994, sales to Ingram Micro D., Inc. accounted for 11% of the Company's sales. For the nine months ended October 1, 1995, sales to Micro Warehouse, Inc. accounted for 10% of the Company's sales. No other single customer accounted for 10% or more of the Company's sales during the periods indicated.

    CONCENTRATION OF CREDIT RISK

    The Company markets its products primarily through computer product distributors who in turn sell to dealers and their franchises for resale to end users. Accordingly, as the Company grants credit to its customers, a substantial portion of outstanding accounts receivable are due from computer product distributors. At December 31, 1994, the customers with the ten highest outstanding accounts receivable balances totaled $7.1 million or 34% of the gross accounts receivable. At December 31, 1994, the outstanding accounts receivable balance from one customer was $3.1 million or 15% of gross accounts receivable. At October 1, 1995, the customers with the ten highest outstanding accounts receivable balances totaled $27.6 million or 64% of gross accounts receivable. At October 1, 1995, the outstanding accounts receivable balance from one customer was $6.1 million or 14% of gross accounts receivable. If any one or a group of these customers' receivable balances should be deemed uncollectible, it could have a material adverse effect on the Company's results of operations.

    PURCHASES FROM RELATED PARTIES

    The Company purchased inventory items totaling $538,000, $372,000, $398,000, and $521,000, for the years ended December 31, 1992, 1993 and 1994, and the nine months ended October 1, 1995, respectively, from a vendor having a common director with the Company.

    NOTES RECEIVABLE FROM RELATED PARTIES

    In September 1993, the Company loaned an executive officer approximately $679,000 as part of the officer's severance package; a portion of the loan was used by the executive to exercise stock options. This amount of the loan is included in note receivable from shareholder in the accompanying consolidated financial statement at December 31, 1993 and 1994. The Company received a note from the officer which bears interest at an annual rate of 4.5% and is payable in two equal annual installments of $340,000 which are due on or before January 1995 and January 1996. The note is with full recourse and is collateralized by the stock purchased. The loan was paid in full with accrued interest during the first quarter of 1995.

    Subsequent to December 31, 1994, the Company loaned another executive officer approximately $283,000 as part of the officer's severance package. A portion of the loan was used by the executive to exercise stock options. The Company received a note from the officer which bears interest at an annual rate of 7.75% and is payable in full on or before January 1996. The note is with full recourse and is collateralized by the stock purchased. The loan was paid in full with accrued interest during the second quarter of 1995.

(12) DEBT (UNAUDITED)

    LOAN AGREEMENT

    On July 5, 1995, the Company entered into a loan agreement with the Commercial Finance Division of Wells Fargo Bank, N.A. The agreement permits revolving loans, term loans and letters of credit up to an aggregate outstanding principal amount equal to the lesser of $60 million or 80% of eligible accounts receivable. Amounts outstanding are collateralized by accounts receivable for the revolving loans and the machinery and equipment that is financed for the term loans. The revolving credit line bears interest at the bank's prime rate plus 1%, and the Wells Fargo term loans bear interest at the bank's prime rate plus 1.25%. At October 1, 1995, borrowings under the revolving credit line were $21.8 million, consisting of $17.9 million under the revolving

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(12) DEBT (UNAUDITED) (CONTINUED)
credit   facility  and  $3.9  million  under   the  term  loan  facility.  Total
availability under the Wells Fargo agreement at October 1, 1995 was $28.8 million. The agreement expires June 30, 1996. Among other restrictions, covenants within the agreement require the Company maintain minimum levels of working capital and net worth.

    CAPITALIZED LEASE OBLIGATIONS

    Under the above agreement with Wells Fargo, the Company may also secure financing of equipment purchases from third parties up to a maximum of $20 million, less term loans outstanding to Wells Fargo. In August of 1995, the Company entered into an agreement to provide capital lease financing for the purchase of certain manufacturing equipment. The total amount of capital lease commitments at October 1, 1995 is $1.4 million, of which $462,000 is classified as a current liability in the accompanying balance sheet.

(13) EVENTS SUBSEQUENT TO AUDITORS' REPORT

    STOCK SPLIT AND AUTHORIZED COMMON STOCK

    In December 1995, the Board of Directors approved three-for-one Common Stock split, to be effected in the form of a stock dividend, and an increase in the authorized common stock to 150,000,000 shares at $.03 1/3 par value per share. Both the stock split and the increase in the authorized shares of Common Stock are subject to stockholder approval of the charter amendment increasing the authorized Common Stock. A special meeting of stockholders has been called for January 26, 1996 to consider this proposed charter amendment. If the charter amendment is approved by stockholders, the stock dividend will be paid on or about January 31, 1996, to stockholders of record at the close of business on January 15, 1996. This stock split has been retroactively reflected in the accompanying consolidated financial statements.

    FINANCING OF EUROPEAN ACCOUNTS RECEIVABLE

    In November 1995, a foreign subsidiary of the Company entered into a loan agreement with a German commercial bank for up to DM 50 million (approximately $35 million) which is secured by the subsidiary's accounts receivable.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                     -----
Prospectus Summary..............................           3
Risk Factors....................................           5
The Company.....................................           9
Use of Proceeds.................................          10
Price Range of Common Stock and Dividend
 Policy.........................................          10
Capitalization..................................          11
Selected Consolidated Financial Data............          12
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.....................................          13
Business........................................          20
Management......................................          34
Principal Stockholders..........................          37
Description of Capital Stock....................          38
Underwriting....................................          40
Legal Matters...................................          41
Experts.........................................          41
Available Information...........................          42
Incorporation of Certain Documents by
 Reference......................................          42
Index to Consolidated Financial Statements......         F-1

                                5,250,000 SHARES

                               IOMEGA CORPORATION

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------

                               HAMBRECHT & QUIST

                             MONTGOMERY SECURITIES

                                          , 1996

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC Registration Fee..............................................................  $  34,048
NASD Filing Fee...................................................................     10,374
Nasdaq Listing Fee................................................................     17,500
Blue Sky Fees and Expenses........................................................     15,000
Accounting Fees and Expenses......................................................    100,000
Legal Fees and Expenses...........................................................    250,000
Printing, Engraving and Mailing Expenses..........................................    125,000
Miscellaneous.....................................................................     23,078
                                                                                    ---------
Total.............................................................................  $ 575,000
                                                                                    ---------
                                                                                    ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Article Sixth of the Company's Restated Certificate of Incorporation and Article Fifth of the Company's By-Laws, each person who is a director or officer of the Company shall be indemnified by the Company to the full extent permitted by Section 145 of the General Corporation Law of Delaware ("Section 145").

    Section 145 provides a detailed statutory framework covering indemnification of directors and officers of liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers. This section provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a court determines that, despite such adjudication and in view of all of the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and
(iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel or the stockholders. The board of directors may authorize advancing litigation expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified for them.

    The Company has entered into indemnification agreements with each of its directors which supplement or clarify the statutory indemnity provisions of
Section 145 in the following respects: (i) the presumption that the director or officer met the applicable standard of conduct is established, (ii) the advancement of litigation expenses is provided upon request if the director or officer agrees to repay them if it is ultimately determined that he is not entitled to indemnification for them, (iii) indemnity is explicitly provided for settlements of derivative actions, (iv) the director or officer is permitted to petition a court to determine whether his actions met the standard required, and
(v) partial indemnification is permitted in the event that the director or officer is not entitled to full indemnification.

    As permitted by Section 145, the Company has purchased a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacity as directors or officers and for which they are not indemnified by the Company.

    Under the Underwriting Agreement filed as Exhibit 1 hereto, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Company against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act").

ITEM 16.  EXHIBITS

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

        1    Form of Underwriting Agreement.
        4.1  Certificate of Incorporation.
        4.2  By-Laws.
        4.3  Rights Agreement between the Company and The First National Bank of Boston, as Rights Agent, dated July
              28, 1989.
        5    Opinion of Hale and Dorr.
       23.1  Consent of Hale and Dorr.
       23.2  Consent of Arthur Andersen LLP.
       24    Powers of Attorney.

ITEM 17.  UNDERTAKINGS

    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Roy and State of Utah on the 13th day of December, 1995.

                                          IOMEGA CORPORATION
                                          By:         /s/ KIM B. EDWARDS
                                          --------------------------------------
                                             Kim B. Edwards
                                             Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

    Each person whose signature appears  below constitutes and appoints  Leonard
C. Purkis, Patrick J. Rondeau and Jonathan Wolfman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 of Iomega Corporation and (ii) any and all registration statements (including any amendments thereto) relating to the offering covered hereby which may be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities indicated below on the 13th day of December, 1995.

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                        /s/ KIM B. EDWARDS
     -------------------------------------------        Chief Executive Officer and Director (principal executive
                    Kim B. Edwards                      officer)

                      /s/ LEONARD C. PURKIS             Senior Vice President, Finance, Chief Financial Officer
     -------------------------------------------        and Treasurer (principal financial and accounting
                  Leonard C. Purkis                     officer)

                         /s/ DAVID J. DUNN
     -------------------------------------------        Chairman of the Board of Directors
                    David J. Dunn

                   /s/ WILLEM H.J. ANDERSEN
     -------------------------------------------        Director
                 Willem H.J. Andersen

                    /s/ ROBERT P. BERKOWITZ
     -------------------------------------------        Director
                 Robert P. Berkowitz

                      /s/ ANTHONY L. CRAIG
     -------------------------------------------        Director
                   Anthony L. Craig

                      /s/ MICHAEL J. KUCHA
     -------------------------------------------        Director
                   Michael J. Kucha

                         /s/ JOHN R. MYERS
     -------------------------------------------        Director
                    John R. Myers

                     /s/ JOHN E. NOLAN, JR.
     -------------------------------------------        Director
                  John E. Nolan, Jr.

            /s/ THE HONORABLE JOHN E. SHEEHAN
     -------------------------------------------        Director
            The Honorable John E. Sheehan

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                                   DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   1*      Form of Underwriting Agreement
   4.1*    Certificate of Incorporation
   4.2**   By-laws
   4.3***  Rights Agreement between the Company and The First National Bank of Boston, as Rights Agent, dated July
            28, 1989
   5       Opinion of Hale and Dorr
  23.1     Consent of Hale and Dorr (included in Exhibit 5)
  23.2     Consent of Arthur Andersen LLP
  24       Powers of Attorney (included on pages II-3 and II-4)

------------------------
* To be filed by amendment
** Incorporated  by reference from  the Company's Quarterly  Report on Form 10-Q for the quarter ended July 4, 1993.
*** Incorporated by reference from the Company's Current Report on Form 8-K dated July 28, 1989.